Exhibit 4.2

LOAN AGREEMENT

between

MOBIFON S.A.

and

NORDIC INVESTMENT BANK

Dated 27 August 2002

LOAN AGREEMENT

AGREEMENT, dated 27 August 2002 between MOBIFON S.A., a joint stock company organised and existing under the laws of Romania (the “Borrower”), and NORDIC INVESTMENT BANK (“NIB”).

ARTICLE I — DEFINITIONS

Section 1.01  Definitions

Wherever used in this Agreement, including the Schedules and Exhibits, unless the context otherwise requires, the following terms have the following meanings:

“ABN Working Capital Agreement”	means the Working Capital Agreement dated February 19, 1999 between the Borrower and ABN AMRO Bank Romania S.A. pursuant to which ABN AMRO Bank Romania S.A. has agreed to make available to the Borrower a credit facility of up to $10,000,000 on the terms and conditions thereof as subsequently modified from time to time.

“Acknowledgement and Non-Disturbance Agreement”	means the agreement between Avrig 35 S.A., HVB Bank Romania S.A., Rhombus Asset Management Inc., F & C International B.V., the Borrower and the Senior Lenders with respect to, inter alia, the Lease Agreement dated October 4, 1999 between Avrig 35 S.A. as lessor and the Borrower as lessee.

“Affiliate”	means, with respect to any person, any other person directly or indirectly controlling, controlled by, or under common control with such person.

“Agency Agreement”	means the agency agreement between NIB, EBRD, EDC, the Agent and the Borrower setting out, inter alia, the obligations of the Agent in respect of the NIB Loan, the EBRD Loan and the EDC Loan.

“Agent”	means ABN AMRO Bank N.V. or such other financial institution as EBRD may notify to the Borrower from time to time as being the agent for EDC, EBRD and NIB under the Agency Agreement.

“Assignment of Receivables”	means the instrument pursuant to which the Borrower assigns all of its right, title, interest and benefit in and claims relating to accounts receivable to the Secured Parties for the purpose of securing, inter alia, the obligations of the Borrower hereunder, in form and substance satisfactory to NIB.

“Assignment of Subordinated Debt”	means the instrument pursuant to which the right, title, interest and benefit of the holder of any Permitted High Yield Back to Back Debt in and to such Permitted High Yield Back to Back Debt is pledged and/or assigned to the Senior Lenders, for the purpose of securing, inter alia, the obligations of the Borrower hereunder, in accordance with Section 3.09(f) and Section 5.07(h), in form and substance satisfactory to NIB.

“Auditors”	means such firm of independent accountants as the Borrower may from time to time appoint as its auditors in accordance with Section 5.05(c).

“Authorised Signatory”	means, in relation to the Borrower, any person who is duly authorised (in such manner as may be reasonably acceptable to NIB) and in respect of whom NIB has received a certificate signed by the Chief Executive Officer or another Authorised Signatory of the Borrower setting out the name and signature of such person and confirming such person’s authority to act.

“Available Cash Balance”	means, at any time, the difference between (a) the USD Equivalent Amount of the aggregate balance at such time of all Cash and Cash Equivalents and (b) the Minimum Cash Balance.

“Base Case Financial Forecast”	means the financial projections of the Borrower approved by the Borrower by a certificate of an Authorised Signatory addressed to the Senior Lenders dated the date hereof.

“Borrower Accounts”	means all bank accounts of the Borrower, other than the Employee Personal Guarantee Accounts.

“Borrower Power of Attorney”	means the power of attorney granted by the Borrower to the Senior Lenders in respect of the Financing Agreements in form and substance satisfactory to the Senior Lenders.

“Business Day”	means a day (other than a Saturday or Sunday) on which commercial banks and foreign exchange markets are open for the transaction of general business in the interbank market for Dollars in London, England, on which commercial banks and foreign exchange markets settle payments in Dollars in New York and on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Capital Expenditure”	means any expenditure which should be treated as a capital expenditure in the Financial Statements of the Borrower in accordance with Generally Accepted Accounting Principles.

“Cash and Cash Equivalents”	means, at any time, the sum of:

(a) cash in the Borrower Accounts, including demand and term deposits with maturity of not more than 90 days;

(b) cash in safe; and

(c) Permitted Treasury Instruments.

“Charter”	means, in respect of any company, corporation, partnership, enterprise, governmental agency or other entity, its founding act, articles of incorporation and bylaws, memorandum and articles of association, contract of association, constitutive act, statutes or similar instrument, as applicable, and in respect of the Borrower includes, without limitation, the Contract of Association and the Statutes.

“Citibank Working Capital Agreement”	means the Working Capital Agreement between Citibank Romania S.A. and the Borrower dated March 25, 1999 pursuant to which Citibank Romania S.A. has agreed to make available to the Borrower a credit facility of up to $10,000,000 on the terms and conditions thereof, as subsequently modified from time to time.

“ClearWave”	means ClearWave N.V., a corporation organized and existing under the laws of the Netherlands.

“ClearWave Holdings”	means ClearWave Holdings BV, a corporation organized and existing under the laws of the Netherlands.

“ClearWave’s Majority Shareholder”	means

(i) Telesystem International Wireless Inc., a corporation organised and existing under the laws of Canada, and

(ii) any Recognised Telecommunications Operator which acquires pursuant to Section 4.02(b) of the Share Retention and Subordination Deed (either directly or indirectly) an Economic Interest or a Controlling Interest of more than 50% in ClearWave.

“Compliance Certificate”	means a certificate substantially in the form of Schedule B.

“Conditional Discharge”	has the meaning set out in Section 4.01(p)

“Conditional Discharge Escrow Agent”	means counsel to the Senior Lenders, acting pursuant to the Conditional Discharge Escrow Instructions as agent on behalf of the Senior Lenders, the EKN Lenders and the other parties having the benefit of the Existing Security for the purpose of holding in escrow the Conditional Discharge delivered in accordance with Section 4.01(p) until receipt of the Existing Loans Repayment Confirmations.

“Conditional Discharge Escrow Instructions”	means the letter of instructions from, inter alia, the Senior Lenders and the EKN Lenders to the Conditional Discharge Escrow Agent instructing the Conditional Discharge Escrow Agent with respect to the holding and release of the Conditional Discharge, in form and substance satisfactory to NIB.

“Contract of Association”	means the contract of association of the Borrower dated November 22, 1996, as amended by additional acts approved prior to the date hereof and registered in the Trade Register in Bucharest, Romania, among the Shareholders regarding inter alia the establishment and shareholdings of the Borrower.

“Controlled Affiliate”	means, with respect to any person, any Affiliate of such person which meets each of the following conditions: (i) such person owns (directly or indirectly through a Subsidiary in which such person owns an Economic Interest and a Controlling Interest of not less than 75%) an

Economic Interest in such Affiliate of not less than 75%, (ii) such person owns (directly or indirectly through a Subsidiary in which such person owns an Economic Interest and a Controlling Interest of not less than 75%) a Controlling Interest in such Affiliate of not less than 75%, (iii) such person at all times maintains and exercises Management Control over such Affiliate, and (iv) such Affiliate owns (directly or indirectly) an Economic Interest or a Controlling Interest in the Borrower.

“Controlling Interest”	means a percentage legal and beneficial ownership interest held by a person in the aggregate of all voting rights exercisable in respect of the share capital of another person.

“Controlling Shareholders”	means

(1) ClearWave,

(2) Vodafone,

(3) any Joint Affiliate, and

(4) any Recognised Telecommunications Operator which acquires pursuant to Section 4.01(c) of the Share Retention and Subordination Deed (either directly or indirectly) (i) an Economic Interest or a Controlling Interest of more than 50% in the Borrower or, (ii) in the case of a transfer, sale or assignment by Vodafone, Vodafone’s entire Economic Interest and Controlling Interest in the Borrower.

“Cooperation Agreement”	means the agreement dated November 29, 1996 between TIWC and Vodafone Europe (formerly Airtouch Europe B.V.) entitled “Romanian GSM Co-operation Agreement” in respect of shareholdings in the Borrower.

“Curative Equity”	has the meaning set out in Section 5.10(a).

“Current Assets”	means the aggregate (as of the date of calculation) of the Borrower’s cash, marketable securities, trade and other receivables and inventories realisable within one year from such date of calculation and any other items which are “current assets” under Generally Accepted

Accounting Principles.

“Current Liabilities”	means the aggregate (as of the date of calculation) of all liabilities of the Borrower falling due on demand or within one year, including the portion of Long-term Debt falling due within one year.

“Debt”	means, with respect to any person, all obligations or liabilities of such person, whether incurred as principal or surety and whether present, future, actual or contingent, for the payment or repayment of money including without limitation payables and accrued expenses and including, without limitation:

(a) any amounts payable by such person under capital leases or similar arrangements over their respective periods;

(b) any credit to such person from a supplier of goods or under any installment purchase or other similar arrangement; and

(c) any liabilities and obligations of third parties to the extent that they are guaranteed by such person or such person has otherwise assumed or become liable for the payment of such liabilities or obligations or to the extent that they are secured by any Lien upon property owned by such person whether or not such person has assumed or become liable for the payment of such liabilities or obligations.

“Declared Amount”	has the meaning ascribed thereto in Section 7.02.

“Default Interest Period”	means, with respect to any amount overdue under this Agreement, a period commencing on the day on which such payment becomes due or, as the case may be, on the last day of the previous Default Interest Period with respect to such overdue amount, and ending on a Business Day selected by NIB, acting reasonably.

“Deferred Distribution Amount”	means, in respect of each Financial Year, the positive amount, if any, by which

(i) the aggregate of all Distributions which the Borrower is permitted to make in respect of such Financial Year in accordance with Sections 6.01(a)(3)(A) and 6.01(a)(3)(B),

exceeds

(ii) the amount of Distributions which the Borrower is permitted to make in accordance with Romanian law in such Financial Year as notified by the Borrower to NIB pursuant to Section 5.13(l).

“Disbursement”	means the disbursement of any portion of the NIB Loan from time to time pursuant to Section 3.03 or, as the context may require, the principal amount thereof from time to time outstanding in the Loan Currency.

“Distribution”	has the meaning set out in Section 6.01.

“Distribution Test Period”	has the meaning set out in Section 6.01(a)(3)(A).

“Dollars’ and “$”’	means the lawful currency of the United States of America.

“EBITDA”	means, with respect to any period of calculation, earnings before interest, tax, depreciation and amortisation, calculated as (for such period of calculation) the sum of: (1) the net income (or deficit) of the Borrower (less extraordinary gains plus extraordinary losses) for such period; plus (2) translation losses less translation gains for such period; plus (3) income tax and provisions for income tax for such period; plus (4) Net Interest Expense for such period; plus (5) all amounts in respect of depreciation and amortisation for such period, all calculated in accordance with Generally Accepted Accounting Principles.

“EBRD”	means the European Bank for Reconstruction and Development.

“EBRD A Loan”	means the “A Loan” as defined in the EBRD Loan Agreement.

“EBRD B Loan”	means the “B Loan” as defined in the EBRD Loan Agreement.

“EBRD Loan”	means the loan to be provided by EBRD to the Borrower pursuant to the EBRD Loan Agreement.

“EBRD Loan Agreement”	means the loan agreement date on or about the date hereof between EBRD and the Borrower.

“Economic Interest”	means a percentage legal and beneficial ownership interest held by a person in the aggregate of all classes of the issued and outstanding share capital of another person.

“EDC”	means Export Development Canada.

“EDC Loan”	means the loan to be provided by EDC to the Borrower pursuant to the EDC Loan Agreement.

“EDC Loan Agreement”	means the loan agreement dated on or about the date hereof between EDC and the Borrower.

“EKN Lenders”	means, collectively, all financial institutions which are parties, as lenders, to the Existing EKN Loan Agreement on the date hereof.

“Electronic Archive”	means the Romanian electronic registry of security interests in personal property established and organised pursuant to the Romanian Security Law.

“Employee Personal Guarantee Accounts”	means the bank accounts of the Borrower which from time to time are required under Romanian law to be opened in connection with the granting of guarantees by employees of the Borrower which are involved in controlling inventory, which accounts are held with banks in Romania which are duly authorized under Romanian law to hold such accounts.

“Euro”	means the lawful currency of the member states of the European Union that adopt the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union.

“Event of Default”	means any one of the events or occurrences specified in Section 7.01.

“Excess Cash Flow”	means, with respect to any period of calculation, the greater of

(i) zero; and

(ii) the Borrower’s EBITDA for such period:

(a) less the aggregate, calculated as at the end of such period of calculation, of all Capital Expenditures and UMTS License Costs paid in such period of calculation (other than any Capital Expenditures and UMTS License Costs funded from proceeds of the Tranche II Loan) during such period of calculation;

(b) less the increase (or plus the decrease) in Working Capital of the Borrower during such period of calculation;

(c) less all income taxes paid by the Borrower during such period of calculation; and

(d) less the Borrower’s Total Financial Debt Service (other than in respect of the Existing Loans) plus the interest received by the Borrower on its Current Assets, in each case during such period of calculation.

“Excess Cash Mandatory Repayment Date”	has the meaning set out in Section 3.09(d).

“Existing EBRD Loan Agreement”	means the amended and restated loan agreement dated January 20, 1999 between the Borrower and EBRD, as amended.

“Existing EDC Loan Agreement”	means the amended and restated loan agreement dated January 20, 1999 between the Borrower and EDC, as amended.

“Existing EKN Loan Agreement”	means the credit facility agreement dated January 20, 1999, as amended, between the EKN Lenders, ABN AMRO Bank N.V., as arranger, facility agent and security agent for the EKN Lenders and the Borrower pursuant to which the EKN Lenders have provided to the Borrower a credit facility in an aggregate principal amount of $65,000,000.

“Existing Loan Agreements”	means, collectively, the Existing NIB Loan Agreement, the Existing EBRD Loan Agreement, the Existing EDC Loan Agreement, the Existing EKN Loan Agreement and the Existing Subordinated Loan Agreement.

“Existing Loans”	means the loans made to the Borrower under the Existing Loan Agreements.

“Existing Loans Indebtedness”	means the aggregate principal amount of the Existing Loans from time to time outstanding and all interest, expenses, fees and other amounts owing to the Senior Lenders and the EKN Lenders under the Existing Loan Agreements and the Financing Agreements (as defined in the Existing NIB Loan Agreement).

“Existing Loans Repayment	means the confirmations provided by UBS AG Confirmations” (London Branch) (as agent on behalf of the Senior Lenders) and ABN AMRO Bank N.V. (as agent on behalf of, inter alia, the EKN Lenders) to the Borrower and the Conditional Discharge Escrow Agent pursuant to which such agents confirm receipt of payment representing full repayment of the Existing Loans Indebtedness, which confirmations shall be in the form of Annexes A and B to the Conditional Discharge Escrow Instructions.

“Existing Loans Repayment Date”	means the date on which the “Payment Time” (as defined in the Conditional Discharge Escrow Instructions) occurs.

“Existing NIB Loan Agreement”	means the amended and restated loan agreement dated January 20, 1999, between the Borrower and NIB, as amended.

“Existing Security”	means the security created pursuant to the Security Documents (as defined in the Existing NIB Loan Agreement) to secure, inter alia, the Borrower’s obligations to the Senior Lenders under the Existing Loan Agreements and the other Financing Agreements (as defined in the Existing NIB Loan Agreement).

“Existing Security Discharge Date”	means the date on which the Existing Security has been fully discharged to the satisfaction of the Senior Lenders.

“Existing Subordinated Loan Agreement”	means the amended and restated subordinated loan agreement between the Borrower and EBRD dated January 28, 1999 pursuant to which EBRD made available to the Borrower, subject to the terms and conditions therein, $10 million in subordinated debt.

“Financial Debt”	means any Debt for, or in respect of:

(a) moneys borrowed, including without limitation, in the case of the Borrower, any Permitted High Yield Back to Back Debt but excluding Permitted Quasi Equity;

(b) any amount raised by acceptance under any acceptance credit facility;

(c) any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d) any amount raised pursuant to any issue of shares which are expressed to be redeemable at the option of the holder;

(e) the amount of any liability in respect of any lease or hire-purchase contract which would, in accordance with generally accepted accounting principles in the relevant jurisdiction be treated as a finance or capital lease or which otherwise is in substance a financing lease;

(f) the amount of any liability in respect of any advance or deferred purchase agreement if one of the primary reasons for entering into such agreement is to raise finance;

(g) any receivables sold or discounted (other than on a non-recourse basis);

(h) any agreement or option to reacquire an asset if one of the primary reasons for entering into such agreement or option is to raise finance;

(i) any Debt for or in respect of any credit facility or financial accommodation;

(j) any guarantee, indemnity, bond, standby letter of credit or any other instrument issued in connection with the performance of any contract or other obligation;

(k) any amount raised under any other transaction (including any forward sale or purchase agreement) which, in accordance with generally accepted accounting principles in the relevant jurisdiction, has the commercial effect of a borrowing; and

(l) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) - (k) above.

“Financial Statements”	means the financial statements (including a balance sheet, income statement, cash flow statement and statement of changes in equity, and notes thereon) of the Borrower prepared in accordance with Generally Accepted Accounting Principles if prepared in Dollars and in accordance with RAS if prepared in Lei.

“Financial Year”	means the period commencing each year on January 1, and ending on the following December 31, or such other period as the Borrower may, with NIB’s consent, from time to time designate as the accounting year of the Borrower.

“Financing Agreements”	means, collectively:

(a) this Agreement;

(b) the EBRD Loan Agreement;

(c) the EDC Loan Agreement;

(d) the Agency Agreement;

(e) the Security Documents;

(f) the Security Sharing and Intercreditor Agreement;

(g) the Share Retention and Subordination Deed;

(h) the Borrower Power of Attorney;

(i) each Shareholder Power of Attorney;

(j) the Acknowledgement and Non Disturbance Agreement;

(k) the Disbursement applications referred to in Section 3.03; and

(l) any other agreements entered into between the Borrower or any other party, on the one hand, and any of the Senior Lenders or the Agent, on the other hand, and notices, certificates and applications issued by the Borrower or any other party to any of the Senior Lenders, in connection with this Agreement or any of the other Financing Agreements or the transactions contemplated by this Agreement or any of the other Financing Agreements.

“Free Cash Flow”	means, for any period of calculation, EBITDA minus income tax paid, minus increases (or plus decreases) in Working Capital during such period minus all Capital Expenditures and UMTS License Costs for such period.

“Generally Accepted Accounting	means accounting principles as generally Principles” accepted in the United States of America with respect to the preparation of financial statements, as consistently applied.

“GSM”	means the global system for wireless mobile communications as defined by the International Telecommunications Union.

“GSM License”	means the license for provision in Romania of GSM telecommunications services as granted on November 29, 1996 to the Borrower by the Ministry as amended and restated on December 16, 1998, which license terminates no earlier than November 29, 2011, as such license may be further amended, supplemented, restated, novated or assigned from time to time.

“Hedge Provider”	means any financial institution which is a counterparty under any Hedging Agreement with the Borrower.

“Hedging Agreements”	means any agreements entered into by the Borrower for the purpose of interest rate or currency hedging, which are permitted under Section 6.04, which comply with the Hedging Plan and which are based on ISDA documentation.

“Hedging Plan”	means the plan of the Borrower with respect to interest rate and currency hedging, which plan is agreed to by the Senior Lenders.

“High Yield Related Prepayment Proportion”	means, at any time, with respect to any Permitted High Yield Back to Back Debt, the proportion, expressed as a percentage, of (a) the aggregate amount of principal of any Senior Loan prepaid or required to be prepaid pursuant to Section 3.09(f) of this Agreement, Section 3.10(f) of the EBRD Loan Agreement or Section 3.09(f) of the EDC Loan Agreement in connection with the issuance of such Permitted High Yield Back to Back Debt, divided by (b) the aggregate principal amount of all Senior Loans outstanding immediately prior to such prepayment.

“Immovables Hypothec”	means an instrument, in form and substance acceptable to NIB, pursuant to which the Borrower grants to the Secured Parties a first ranking hypothec over immovable tangible assets of the Borrower as set forth in Section 5.07(c), together with the title deeds for such assets.

“Insurance Assignment”	means the instrument between the Borrower and the Secured Parties pursuant to which the Borrower’s rights, interests, and benefits in the insurance relating to the Borrower’s assets and business are assigned to the Secured Parties, for the purpose of securing, inter alia, the obligations of the Borrower hereunder, which instrument shall be in form and substance satisfactory to NIB.

“Interest Determination Date”	means, for any Interest Period, the date two Business Days prior to the first day of such Interest Period.

“Interest Payment Date”	means January 14, April 14, July 14 and October 14 in any year; provided, however, that, if any Interest Payment Date would otherwise fall on a day which is not a Business Day, such Interest Payment Date shall be changed to the next succeeding Business Day.

“Interest Period”	means, (i) for any Disbursement, the period commencing on the date of such Disbursement and ending on the next Interest Payment Date and each period of three months thereafter commencing on an Interest Payment Date and ending on the next Interest Payment Date, provided that, if such Disbursement takes place less than 15 Business Days prior to the next Interest Payment Date, the first Interest Period for such Disbursement shall commence on the date of such Disbursement and end on the Interest Payment Date following the next Interest Payment Date.

“Joint Affiliate”	means any person that owns (directly or indirectly) any Economic Interest or Controlling Interest in the Borrower and that meets each of the following conditions:

(a) the Controlling Shareholders own (directly or indirectly through their Controlled Affiliates) an Economic Interest of not less than 75% in such person;

(b) the Controlling Shareholders own (directly or indirectly through their Controlled Affiliates) a Controlling Interest of not less than 75% in such person; and

(c) the Controlling Shareholders (directly or indirectly through their Controlled Affiliates) at all times maintain and exercise Management Control over such person.

“Law”	means any law, code, statute, treaty, ordinance, decree, order, rule, regulation, norms or other such governmental, legislative, or judicial determination.

“Lei”	means the lawful currency of Romania.

“LIBOR”	means, for each Interest Period, the offered rate per annum for deposits in Dollars which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the relevant Interest Determination Date for the period which is closest to the duration of such Interest Period (or, if two periods are equally close to the duration of such Interest Period, the average of the two relevant rates); provided that:

(a) if, for any reason, LIBOR cannot be determined at such time by reference to Telerate Page 3750, LIBOR for such Interest Period shall be the rate per annum which NIB determines to be the arithmetic mean (rounded upward, if necessary, to the nearest 1/16%) of the offered rates per annum for deposits in Dollars in an amount comparable to the portion of the NIB Loan made in Dollars scheduled to be outstanding during such Interest Period for a period equal to such Interest Period which are advised to NIB by the London offices of ABN AMRO Bank N.V., Deutsche Bank and Rabobank; and

(b) if NIB determines that deposits in Dollars are not being offered in the London interbank market in such amounts or for such period, LIBOR for such Interest Period shall be the cost to NIB (expressed as a rate per annum) of funding the portion of the NIB Loan made in Dollars scheduled to be outstanding during such Interest Period from whatever sources it selects.

“Licenses”	means the GSM License and, at all times from and after the acquisition by the Borrower of the UMTS License, the UMTS License.

“Lien”	means any mortgage, pledge, charge, privilege, priority, hypothecation, encumbrance, assignment, lien, attachment, set-off or other security interest of any kind or any other agreement or arrangement having the effect of conferring security upon or with respect to, or any segregation of or other preferential arrangement with respect to, any present or future assets, revenues or rights, including, without limitation, any designation of loss payees or beneficiaries or any similar arrangement under any insurance policy.

“Loan Currency”	means the currency in which the NIB Loan is made, being Dollars.

“Long-term Debt”	means, as of any date and with respect to any person, any Debt of such person all or part of which, or the final payment of which, is due more than one year after such date.

“Major Leases”	means the lease agreements listed in Schedule A hereto and any other lease agreements entered into by the Borrower pursuant to which the Borrower obtains and occupies land or premises other than any other Site Agreement.

“Management Control”	means the right or capacity, whether exercised or not, of a person to directly or indirectly exercise control or direction over the management, board of directors or assembly of shareholders (or similar such governing bodies) of another person by virtue of the person holding a Controlling Interest in the other person of more than 50% provided such Controlling Interest held by the person is sufficient, if exercised, to allow such direct or indirect control or direction of the other person.

“Margin”	means three and one-half percent (3.5%) per annum, as adjusted in accordance with Section 3.06(d).

“Margin Determination Date”	has the meaning set out in Section 3.06(d).

“Material Agreements”	means the agreements listed in Schedule A hereto and any other agreement entered into by the Borrower after the date hereof which satisfies the criteria specified in Section 2.02(g).

“Minimum Cash Balance”	means, at any time, the USD Equivalent Amount of the greater of (a) Total Financial Debt Service of the Borrower for the period commencing at such time and ending 183 days thereafter; and (b) $10,000,000.

“Ministry”	means the Ministry of Communications and Information Technology of Romania and any successor thereto, and any other Romanian governmental or administrative authority that has the powers to regulate the telecommunications sector in Romania.

“Net Interest Expense”	means (for the period of calculation) the interest charges accrued during such period on the Financial Debt of the Borrower (including imputed interest on any capital lease obligations), less the interest income accrued by the Borrower on its Current Assets.

“Network”	means the Borrower’s GSM network and (at all times from and after the date the Borrower acquires the UMTS License) the Borrower’s UMTS network.

“NIB”	means Nordic Investment Bank.

“NIB Loan”	means the aggregate of the Tranche I NIB Loan and the Tranche II NIB Loan.

“Offshore Accounts Charge”	means the instrument pursuant to which the Borrower grants to the Secured Parties and the Working Capital Lenders a charge over certain roaming revenues in offshore accounts, for the purpose of securing, inter alia, the obligations of the Borrower hereunder, which instrument shall be in form and substance satisfactory to NIB.

“Operating Shareholders”	means, collectively, (i) the Controlling Shareholders, (ii) any Controlled Affiliates of the Controlling Shareholders that own an Economic Interest or a Controlling Interest in the Borrower from time to time (directly or indirectly through Controlled Affiliates of such parties or through a Joint Affiliate) and (iii) ClearWave’s Majority Shareholder and any Controlled Affiliates of ClearWave’s Majority Shareholder that own an Economic Interest or a Controlling Interest in ClearWave from time to time.

“Orange Romania”	means Orange Romania S.A., a company organised and existing under the laws of Romania.

“Orange Romania Interconnection Agreement”	means the agreement between Orange Romania and the Borrower, dated 12 May 1999, as amended by additional acts dated 28 May 1999 and 9 October 2000.

“Permitted High Yield Back to Back Debt”	has the meaning set out in the Share Retention and Subordination Deed.

“Permitted Liens”	means the Liens referred to in Section 6.03(1) through (5).

“Permitted Quasi Equity”	has the meaning set out in the Share Retention and Subordination Deed.

“Permitted Treasury Instruments”	means investments of the Borrower in:

(a) investment grade debt securities; and

(b) securities issued by central Romanian governmental or state issuers under the supervision of the National Bank of Romania (other than any local, municipal or district bodies or authorities);

in each case with residual maturity of 90 days or less, provided that such securities are held by the Borrower with reputable financial institutions solely for the purpose of giving temporary employment to the Borrower’s cash resources.

“Potential Event of Default”	means any event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would become an Event of Default.

“Project”	means the continued design, construction, equipping, operation (and placing into operation of), and the provision of working capital for, the Borrower’s Network located in Romania as contemplated under the terms of the Licenses and includes the acquisition of the UMTS License.

“Project Agreements”	means:

(a) the Borrower’s Charter;

(b) the Cooperation Agreement;

(c) the Licenses;

(d) the Orange Romania Interconnection Agreement;

(e) the Romtelecom Interconnection Agreement;

(f) each Working Capital Facility Agreement;

(g) each Hedging Agreement;

(h) each agreement or instrument pursuant to which the Borrower incurs Subordinated Debt; and

(i) any other agreement entered into by the Borrower after the date hereof identified by NIB (following consultation with the Borrower) as a Project Agreement from time to time.

“Public Offering”	means, in respect of any person, any offering of newly issued equity securities of such person where such equity securities are (i) listed, or to be listed following such offering, on any internationally recognised stock exchange, including (in case of the Borrower) the Bucharest stock exchange, or (ii) sold pursuant to a prospectus under Canadian securities laws or pursuant to a registration statement under the United States Securities Act of 1933.

“Public Secondary Sale”	means, in respect of any person, any offering and sale by holders of equity securities in such person of any such equity securities where such equity securities are (i) listed, or to be listed following such offering, on any internationally recognised stock exchange, including (in case of equity securities of the Borrower) the Bucharest stock exchange, or (ii) sold pursuant to a prospectus under Canadian securities laws or pursuant to a registration statement under the United States Securities Act of 1933.

“Quarter Dates”	means 31 March, 30 June, 30 September and 31 December in any year.

“Quarterly Period”	means each successive period of three calendar months commencing on the day after a Quarter Date and ending on the next following Quarter Date.

“RAS”	means accounting standards generally accepted in Romania including the International Accounting Standards promulgated by the International Accounting Standards Committee as adjusted by Order No. 94 of 2001 of the Ministry of Finance of Romania, consistently applied.

“Recognised Telecommunications Operator”	has the meaning set out in the Share Retention and Subordination Deed.

“Romanian Security Law”	means the law of Romania relating to security interests in personal property enacted under Title VI of Law Number 99/1999 as the same may be supplemented, amended, modified, republished or re-enacted from time to time.

“Romtelecom”	means S.N.T. Romtelecom S.A., the national telecommunications service provider in Romania.

“Romtelecom Interconnection Agreement”	means the interconnection agreement dated August 6, 1997 entered into between the Borrower and Romtelecom, in respect of the interconnection between the Borrower’s Network and Romtelecom’s network as amended by additional acts dated 12 March 1998, 2 May 1999 and 30 July 1999, and any ministerial decrees, ordinances or orders issued after the date hereof, in respect of such interconnection in form and substance acceptable to NIB.

“Secured Parties”	means the Senior Lenders and each person which is a Hedge Provider from time to time.

“Security”	means the security created or agreed to be created pursuant to the Security Documents to secure, inter alia, all amounts owing to the Senior Lenders under the Financing Agreements.

“Security Agreement Over Accounts”	means the Security Agreement Over Accounts between the Secured Parties, the Borrower and such Working Capital Lenders, Collection Banks and Claims Agents (in each case as defined therein) as may be parties thereto in such capacity from time to time in respect of the Borrower Accounts held with banks in Romania, securing, inter alia, the obligations of the Borrower hereunder, which agreement shall be in form and substance satisfactory to NIB.

“Security Agreement Over Movables”	means the instrument pursuant to which the Borrower grants to the Secured Parties a security interest in all of the Borrower’s tangible and intangible movable assets including, without limitation, the Borrower’s enterprise and all of the Borrower’s present and future intangible assets and contractual rights and claims (including without limitation accounts receivable) and tangible movable assets (including without limitation all of the Borrower’s equipment, machinery, raw materials, inventory and work in progress) together with the annexes, notices and acknowledgements and consents in the forms attached thereto, which instrument shall be in form and substance satisfactory to NIB.

“Security Agreement Over Shares”	means the instrument pursuant to which the Shareholders grant a security interest in favour of the Secured Parties over issued and outstanding shares of the Borrower, and any supplements, amendments, or additional security instruments entered into pursuant thereto, together with the original share certificates representing all such shares, for the purpose of securing, inter alia, the obligations of the Borrower hereunder, which instrument shall be in form and substance satisfactory to NIB.

“Security Documents”	means:

(a) the Security Agreement Over Movables;

(b) the Insurance Assignment;

(c) the Security Agreement Over Shares;

(d) the Security Agreement Over Accounts and any other instrument pursuant to which the Borrower grants to the Secured Parties and Working Capital Lenders a security interest in the Borrower Accounts;

(e) each Immovables Hypothec;

(f) the Offshore Accounts Charge;

(g) the Assignment of Receivables;

(h) any Assignment of Subordinated Debt; and

(i) any other present or future agreement or instrument to which the Borrower or any Shareholder is a party, confirming or evidencing any security interest, guarantee, covenant, indemnification or other assurance against financial loss in respect of all or any of the Borrower’s obligations hereunder or under any Financing Agreement whether now existing or arising in the future and whether fixed, prospective or contingent.

“Security Sharing and Intercreditor Agreement”	means the security sharing and intercreditor agreement dated on or about the date hereof entered into between the Senior Lenders and any Hedge Provider and Working Capital Lender which may become party to it from time to time, and any other party thereto from time to time providing for, inter alia, sharing of the Security and any other security interest created in favour of the parties thereto (from time to time) to secure any amounts owing by the Borrower to such parties.

“Senior Debt to EBITDA Ratio”	means, for any period of calculation, the result of the aggregate principal amount of the Senior Loans outstanding as of the last day of such period divided by EBITDA for such period.

“Senior Debt Service”	means the aggregate, for any period of calculation, of all scheduled repayments of principal and all interest and fees (other than fees payable in connection with the entering into of the Senior Loan Agreements) paid or due and owing in such period under or in respect of the Senior Loans.

“Senior Debt Service Coverage Ratio”	means the result of Free Cash Flow in any period of calculation divided by Senior Debt Service for such period of calculation.

“Senior Lenders”	means, collectively, NIB, EBRD and EDC.

“Senior Loans”	means, collectively, the NIB Loan, the EBRD Loan and the EDC Loan or, as the context may require, the aggregate principal amount thereof from time to time outstanding.

“Senior Loan Agreements”	means, collectively, this Agreement, the EBRD Loan Agreement and the EDC Loan Agreement.

“Share Retention and Subordination Deed”	means the agreement between the Borrower, the Operating Shareholders and the Senior Lenders pursuant to which the Operating Shareholders agree, inter alia, (i) to certain restrictions on their ability to effect changes in their equity interest in, or transfer shares in the capital of, the Borrower without the prior written consent of the Senior Lenders, and (ii) to subordinate the payment of any amounts payable by the Borrower to them to all amounts payable by the Borrower to the Senior Lenders, which agreement shall be in form and substance satisfactory to NIB.

“Shareholders’ Equity”	means the aggregate of (i) the shareholders’ equity of the Borrower, calculated in accordance with Generally Accepted Accounting Principles, (excluding, for the purposes of such calculation comprehensive income adjustments to the shareholders’ equity of the Borrower made in accordance with Financial Accounting Standard 133 and amendments thereto as issued from time to time by the Financial Accounting Standards Board of the United States), and (ii) the principal amount of all Permitted Quasi Equity.

“Shareholder Power of Attorney”	means the power of attorney granted by each Shareholder to the Senior Lenders in respect of the Financing Agreements, in form and substance satisfactory to the Senior Lenders.

“Shareholders”	means Vodafone Europe, ClearWave Holdings, Deraso Holding B.V., Dargate Limited, Devaynes Holdings Limited, Upson Enterprises Limited and Commercial Capital Emerging Markets Limited, their successors and permitted assigns and any other person at any time owning shares in the capital of the Borrower.

“Sites”	means all land or buildings in Romania over which the Borrower holds, as the case may be, an ownership interest, freehold interest, leasehold interest, easement, concession, right of use or other right or interest in connection with the operation of the Borrower’s Network.

“Site Agreement”	means each lease agreement, easement agreement, concession or use agreement, or other contract entered into by the Borrower creating the right of the Borrower to occupy and utilise a Site for the purpose of operation of the Borrower’s Network.

“Statutes”	means the statutes of the Borrower dated November 22, 1996, as amended by additional acts approved prior to the date hereof and registered in the Trade Register in Bucharest, Romania, among the Shareholders, regarding, inter alia, the establishment and shareholdings of the Borrower.

“Subordinated Debt”	means Permitted High Yield Back to Back Debt or Permitted Quasi Equity.

“Subsidiary”	means, with respect to any entity, any other entity over 50% of whose capital is owned, directly or indirectly, by such entity or which is otherwise effectively controlled by such entity.

“Telerate Page 3750”	means the display of London Interbank offered rates of major banks for deposits in Dollars designated as page 3750 on the Dow Jones Telerate Service (or such other page as may replace page 3750 on the Dow Jones Telerate Service for the purpose of displaying London Interbank offered rates for deposits in Dollars).

“TIWC”	means Telesystem International Wireless Corporation N.V., a corporation organised and existing under the laws of the Netherlands.

“Total Financial Debt”	means, at any time, the aggregate of all amounts of principal due and owing at such time under or in respect of (i) the Senior Loans, (ii) Permitted High Yield Back to Back Debt of the Borrower and (iii) any other Financial Debt of the Borrower other than the Existing Loans Indebtedness.

“Total Financial Debt Service”	means the aggregate (for any period of calculation) of all scheduled repayments of principal and all interest and fees (other than the fees payable in connection with the entering into of the Senior Loan Agreements) paid or due and owing in such period under or in respect of the Borrower’s Total Financial Debt.

“Total Financial Debt Service	means, for any period of calculation, the Coverage Ratio” result of Free Cash Flow for such period divided by Total Financial Debt Service for such period.

“Total Financial Debt to EBITDA Ratio”	means, for any period of calculation, the result of the aggregate principal amount of the Total Financial Debt outstanding as of the last day of such period divided by EBITDA for such period.

“Total Financial Debt to Equity Ratio”	means, at any time, the result of Total Financial Debt at such time, divided by Shareholders’ Equity at such time.

“Tranche I Commitment Period”	means the period commencing on the date of this Agreement and terminating on the earlier of (i) the date which is 90 days after the date of this Agreement and (ii) the date the obligation of NIB to make Disbursements hereunder terminates in accordance with the terms of this Agreement.

“Tranche I EBRD Loan”	means the maximum principal amount of the loan provided by EBRD to the Borrower pursuant to Section 3.01(1) of the EBRD Loan Agreement or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche I EDC Loan”	means the maximum principal amount of the loan provided by EDC to the Borrower pursuant to Section 3.01(1) of the EDC Loan Agreement or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche I Loan”	means the aggregate of the Tranche I NIB Loan, the Tranche I EBRD Loan and the Tranche I EDC Loan.

“Tranche I NIB Loan”	means the maximum principal amount of the loan provided for in Section 3.01(1) or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche II Commitment Period”	means the period commencing on the date of this Agreement and terminating on the earlier of (i) December 31, 2003 and (ii) the date the obligation of NIB to make Disbursements hereunder terminates in accordance with the terms of this Agreement.

“Tranche II EBRD Loan”	means the maximum principal amount of the loan provided by EBRD to the Borrower pursuant to Section 3.01(2) of the EBRD Loan Agreement or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche II EDC Loan”	means the maximum principal amount of the loan provided by EDC to the Borrower pursuant to Section 3.01(2) of the EDC Loan Agreement or, as the context may require, the principal amount thereof from time to time outstanding.

“Tranche II Loan”	means the aggregate of the Tranche II NIB Loan, the Tranche II EBRD Loan and the Tranche II EDC Loan.

“Tranche II NIB Loan”	means the maximum principal amount of the loan provided for in Section 3.01(2) or, as the context may require, the principal amount thereof from time to time outstanding.

“UMTS”	means the universal mobile telecommunications system known as International Telecommunications Union standard IMT-2000.

“UMTS License”	means the license for the provision in Romania of UMTS telecommunications services that may be granted to the Borrower by the Ministry, as such license may be amended, supplemented, restated, novated or assigned from time to time.

“UMTS License Compliance”	occurs upon achievement by the Borrower of all material terms and conditions of the UMTS License.

“UMTS License Costs”	means license fees and other expenses paid or payable by the Borrower in connection with the acquisition of the UMTS License.

“USD Equivalent Amount”	means, in respect of any amount denominated in any currency, the equivalent, in Dollars, of such amount calculated by reference to the rate of exchange available to NIB on the international foreign exchange market (and notified to the Borrower) two (2) Business Days prior to the date of determination.

“Vodafone”	means at any time

(i) any Controlled Affiliate of Vodafone Group Plc that owns directly an Economic Interest or a Controlling Interest in the Borrower or in a Joint Affiliate, or

(ii) if the combined Economic Interest or Controlling Interest in the Borrower owned (directly or indirectly) by Vodafone Group Plc or one or more Controlled Affiliates of Vodafone Group Plc or a Joint Affiliate is greater than the Economic Interest and Controlling Interest of ClearWave in the Borrower at such time, Vodafone Group Plc and any Controlled Affiliate of Vodafone Group Plc that owns directly an Economic Interest or a Controlling Interest in the Borrower or in a Joint Affiliate.

“Vodafone Europe”	means Vodafone Europe B.V., a corporation organized and existing under the laws of the

Netherlands.

“Vodafone Technical”	means Vodafone Technical Services, a corporation organized and existing under the laws of the State of California in the United States of America, and an Affiliate of Vodafone.

“Working Capital”	means the amount by which Current Assets (excluding Cash and Cash Equivalents, deferred and future income tax assets, income tax receivables/recoverables and assets arising out of derivative financial instruments) exceed Current Liabilities (excluding Financial Debt, accrued income taxes payable, deferred or future income tax liabilities, accrued interest payable, accrued dividends payable, other accruals with respect to Distributions and liabilities arising out of derivative financial instruments).

“Working Capital Facility”	means any working capital facility provided by a Working Capital Lender to the Borrower on terms and conditions acceptable to NIB acting reasonably, including without limitation the facilities provided under (i) the ABN Working Capital Agreement and (ii) the Citibank Working Capital Agreement provided that the available limits under all such Working Capital Facilities shall not exceed in the aggregate $20 million.

“Working Capital Facility Agreement”	means any agreement entered into between the Borrower and a Working Capital Lender for provision of a Working Capital Facility.

“Working Capital Lender”	means any provider (which in each case shall be a financial institution that is not an Affiliate of the Borrower or any Shareholder) of a Working Capital Facility acceptable to NIB pursuant to documentation to be provided by the Borrower to NIB and containing terms and conditions consistent with this Agreement and the other Financing Agreements.

Section 1.02  Interpretation

(a)	In this Agreement, unless the context otherwise requires, words denoting the singular include the plural and vice versa, words denoting persons include corporations, partnerships, companies, firms and other legal persons and references to a person includes its successors and permitted assigns.

(b)	In this Agreement, a reference to a specified Article, Section, Schedule or Exhibit shall be construed as a reference to that specified Article or Section of, or Schedule or Exhibit to, this Agreement.

(c)	In this Agreement, a reference to an agreement shall be construed as a reference to such agreement as it may be amended, varied, supplemented, novated or assigned from time to time.

(d)	In this Agreement, the headings and the Table of Contents are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

(e)	In this Agreement, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting shares, by contract or otherwise.

(f)	In this Agreement, “continuing” in relation to an Event of Default, shall be construed as a reference to an Event of Default which has not been waived in accordance with the terms hereof and, in relation to a Potential Event of Default, one which has not been remedied within the relevant grace period or waived in accordance with the terms hereof.

(g)	In this Agreement a “month” is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next succeeding calendar month save that:

(i)	if any such numerically corresponding day is not a Business Day, such period shall end on the immediately succeeding Business Day to occur in that next succeeding calendar month or, if none, it shall end on the immediately preceding Business Day; and

(ii)	if there is no numerically corresponding day in that next succeeding calendar month, that period shall end on the last Business Day in that next succeeding calendar month;

(and references to “months” shall be construed accordingly).

(h)	In this Agreement, a “successor” shall be construed so as to include an assignee or successor in title of such party and any person who under the laws of its jurisdiction of incorporation or domicile has assumed the rights and obligations of such party under this Agreement or to which, under such laws, such rights and obligations have been transferred.

(i)	In this Agreement, “tax” shall be construed so as to include any tax, levy, impost, duty or other charge of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

(j)	In this Agreement, “VAT” shall be construed as a reference to value added tax including any similar tax which may be imposed in place thereof from time to time.

(k)	In this Agreement, “winding-up”, “dissolution” or “administration” of a company or corporation shall be construed so as to include any equivalent or analogous proceedings under the law of the jurisdiction in which such company or corporation is incorporated or any jurisdiction in which such company or corporation carries on business including the seeking of liquidation, winding-up, reorganization, dissolution, administration, arrangement, adjustment, protection or relief of debtors.

(l)	In this Agreement, a “wholly-owned Subsidiary” of a company or corporation shall be construed as a reference to any company or corporation which has no other shareholders or members except that other company or corporation and that other company’s or corporation’s wholly-owned subsidiaries or persons acting on behalf of that other company or corporation or its wholly-owned subsidiaries.

(m)	In this Agreement, a statute or treaty shall be construed as a reference to such statute or treaty as the same may have been, or may from time to time be, amended or, in the case of a statute, re-enacted.

(n)	In this Agreement, a “holding company” of a company or a corporation shall be construed as a reference to any company or corporation of which the first-mentioned company or corporation is a subsidiary.

ARTICLE II — REPRESENTATIONS AND WARRANTIES

Section 2.01  Representations Regarding the Project

The Borrower represents and warrants as of the date hereof that the forecasts, projections and calculations in the Base Case Financial Forecast have been prepared by the Borrower in good faith giving due and careful consideration to all relevant factors and based on assumptions which were reasonable at the time that such forecasts, projections and calculations were prepared, up to and including the date of this Agreement, and there has been nothing since the date such forecasts, projections and calculations were prepared that would make them or the information contained in the Base Case Financial Forecast unreasonable or misleading.

Section 2.02  Representations Regarding the Borrower

The Borrower represents and warrants as follows:

(a)	Incorporation. The Borrower is a joint stock company duly organized and validly existing under the laws of Romania and registered with all relevant registration bodies in Romania and has full power to own the properties which it owns or will own for the purposes of the Project and to carry out the businesses which it carries out or will carry out for the purposes of the Project.

(b)	Conduct of Business and Subsidiaries. The Borrower conducts no business other than the implementation and operation of the Project and has no Subsidiaries.

(c)	Share Capital. The Borrower has an authorised and issued capital of 200,279,767 shares with a nominal value of 10,000 Lei each. The following is a list of all shareholders in the Borrower, with their respective shareholdings, as of the date of this Agreement:

	Borrower’s Shareholding Structure

	Percentage of
	Shareholding	Number of Shares

ClearWave Holdings	63.541%	127,260,860
Vodafone Europe	20.1%	40,256,233
Deraso Holding B.V	14.4%	28,840,286
Dargate Limited	0.9%	1,802,516
Devaynes Holdings Limited	0.526%	1,052,631
Upson Enterprises Limited	0.276%	552,632
Commercial Capital Emerging Markets Limited	0.257%	514,609

Total	100.0%	200,279,767

All of the shares listed above have been validly issued and are fully paid. The only issued shares of the Borrower are registered shares. There are no options, warrants or instruments convertible into shares or other agreements relating to the existing shares of the Borrower or for the issuance of additional shares of any class or description of the Borrower, except for any stock option plan identified in Section 6.06. No person has any right (other than as a shareholder) to share in the profits of the Borrower.

(d)	Officers. As of the date of this Agreement, the Chairman of the Board and Chief Executive Officer of the Borrower is Alexander Tolstoy, the President and Chief Operating Officer of the Borrower is Edward Murray Lattimore, the Senior Vice President and Chief Financial Officer of the Borrower is James J. Jackson and the Vice President of Finance and Logistics of the Borrower is Terry Lobraico.

(e)	Financial Statements. The balance sheet of the Borrower as at December 31, 2001 and the related income statement, cash flow statement and statement of changes in equity of the Borrower for the Financial Year ending on that date, and the management report thereon, certified by the Auditors, present a true and fair view of the financial condition of the Borrower as of the date of such balance sheet and for the period covered by such income statement, cash flow statement and statement of shareholders’ equity and were prepared in accordance with Generally Accepted Accounting Principles. The Borrower had, as of the date of such balance sheet, no material contingent obligations, liabilities for taxes or unusual forward or long term commitments not disclosed by, or reserved against, in such balance sheet. Since the date of such balance sheet, the Borrower has not suffered any material adverse change in its business, operations or financial condition, incurred any substantial or unusual loss or liability or undertaken or agreed to undertake any substantial or unusual obligation except under the Financing Agreements, Project Agreements and other Material Agreements.

(f)	Title to Assets. The Borrower has good and marketable legal title to all moveable property of every kind whatsoever to which the Security Agreement Over Movables applies. The Borrower does not own any immovable property. The Borrower’s assets are not subject to any Lien and the Borrower is not subject to any contract, arrangement or law, whether conditional or unconditional, pursuant to which any Lien on its assets may be created, except for Permitted Liens.

(g)	Material Agreements. As of the date hereof, the Borrower is not a party to, or committed to enter into, any agreement, other than the Financing Agreements, the Project Agreements, the Existing Loan Agreements or any other of the Material Agreements:

(1)	that involves the payment of more than $2,500,000 (or the equivalent thereof in other currencies) per year or in the aggregate more than $5,000,000 (or the equivalent thereof in other currencies) over the term of such agreement; or

(2)	that is material to the Borrower’s ability to carry on its business as presently conducted, to carry out the Project or to satisfy its obligations under this Agreement.

(h)	Compliance with Law. The Borrower is not materially in violation of any Law presently in effect. To the best of the Borrower’s knowledge, and except as already disclosed in writing to NIB, no Law has been proposed or is expected which may have a material adverse effect on the Project, the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its obligations under any Financing Agreement or Project Agreement. All tax returns and reports of the Borrower required by law to be filed have been duly filed and all tax assessments, fees and other governmental charges upon the Borrower, its properties and its income, which are due and payable, have been paid, other than those currently payable without penalty or interest. Neither the Borrower nor any of its officers, directors or authorised employees, agents or representatives has paid, promised to pay or offered to pay, or authorised the payment of, any commission, bribe, pay-off or kickback related to the Project or the Borrower’s business that violates any applicable Law or entered into any agreement pursuant to which any such commission, bribe, pay-off or kickback may or will at any time be paid.

(i)	No Default. The Borrower is not in default under any Material Agreement or other material obligation or duty by which it or any of its properties or assets is bound, and there exists no Event of Default and no Potential Event of Default.

(j)	Environmental Compliance. The Borrower and its businesses, operations, assets, equipment, property, leaseholds and other facilities are in compliance with the provisions of all applicable material environmental, health and safety laws. The Borrower has been issued with, or has applied for, all material required permits, licenses, certificates and approvals relating to, and has received no material complaint, order, directive, claim, citation or notice from any governmental authority or other person with respect to, air emissions, discharges to surface water or ground water, noise emissions, solid or liquid waste disposal, the use, generation, storage, transportation or disposal of toxic or hazardous substances or wastes or other environmental, health or safety matters. To the knowledge of the Borrower (having made all reasonable enquiries), there is no contamination on any Site and each is suitable for the implementation of the Project.

(k)	Litigation. The Borrower is not engaged in, or, to the best of its knowledge, threatened by, any litigation, arbitration or administrative proceeding, the outcome of which might have a material adverse effect on the Project, the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its obligations under any Financing Agreement or Project Agreement.

(l)	Project. The Borrower has obtained all material governmental or regulatory licenses, approvals, consents, notarizations, permits, rulings, filings or registrations at any local, regional, municipal, republic or other levels of government required for the implementation and completion of the Project and the carrying on of the business of the Borrower as presently conducted or as contemplated thereby, and all such licenses, approvals, consents, filings, permits, rulings, notarizations and registrations were made or obtained and remain valid as at the date hereof and the Borrower has no reason to believe at the date hereof that such licenses, approvals, consents, permits, rulings, notarizations, filings or registrations will be rescinded, cancelled or suspended.

(m)	Head Office. The Borrower’s head office and the office at which it keeps its records concerning the Financing Agreements, Project Agreements and other Material Agreements is at Bucharest, Romania.

(n)	Insurance. The factual information contained in all written information supplied by or at the direction of the Borrower to its insurers (or otherwise made available to such insurers) in connection with the Borrower’s business and the Project, as updated from time to time, to the best of the Borrower’s knowledge after due inquiry, is true and accurate in all material respects as of the date hereof and the Borrower is not aware of any facts or circumstances that have not been disclosed to those insurers that might reasonably be expected, if so disclosed, to adversely affect the nature or extent of the coverage to be provided under the insurance.

Section 2.03  Representations Regarding the Agreements

The Borrower represents and warrants as follows:

(a)	Corporate Power. The Borrower has the corporate power to carry on its business, own its property and assets and to enter into and perform the Financing Agreements, Project Agreements and other Material Agreements to which it is a party.

(b)	Due Authorization; Enforceability; No Conflict. The Financing Agreements and Project Agreements to which the Borrower is a party have been duly authorised by the Borrower. This Agreement has been duly executed by the Borrower and this Agreement constitutes, and the other Financing Agreements and Project Agreements to which the Borrower is a party, as or when executed and delivered, constitute or will constitute valid and legally binding obligations of the Borrower, enforceable in accordance with their respective terms. The making of the Financing Agreements, Project Agreements and other Material Agreements and the compliance with the terms thereof:

(1)	will not result in the violation of the Borrower’s Charter or any provision contained in any Law applicable to the Borrower;

(2)	will not conflict with or result in the breach of any provision of, or require any consent under, or result in the imposition of any Lien under, any agreement or instrument to which the Borrower is a party or by which the Borrower or any of its assets is bound; and

(3)	will not constitute a default or an event which, with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a default under any such agreement or instrument.

(c)	Governmental Approvals. No governmental licenses, approvals, consents, rulings, permits, filings or registrations are required for the due execution, delivery or performance by the Borrower of any Financing Agreement, Project Agreement, or the validity or enforceability thereof other than (i) any licenses, approvals, consents, filings and registrations which have been made or obtained and remain valid as of the date hereof, (ii) any licenses, authorizations, consents or approvals of the National Bank of Romania which the Borrower is in the process of obtaining, and (iii) any immaterial licenses, approvals, consents, filings and registrations which the Borrower is in the process of obtaining and which have been identified by the Borrower to NIB in writing prior to the date hereof, and the Borrower has no reason to believe that such licenses, approvals, consents, filings or registrations will be rescinded, cancelled or suspended or, in the case of paragraph (ii) or (iii), not obtained.

(d)	Ranking. This Agreement constitutes a direct, unconditional and secured obligation of the Borrower and the Debt incurred by the Borrower hereunder ranks and will rank in priority of payment senior to all other present and future indebtedness of the Borrower other than (i) the EBRD Loan, the EDC Loan, any Working Capital Facility and any Debt owed to a Hedge Provider with respect to which the Debt incurred by the Borrower hereunder ranks at least pari passu and (ii) at any time prior to the Existing Loans Repayment Date, the Existing Loans Indebtedness.

(e)	Security. Each Security Document will, when executed and delivered, constitute a valid security interest in and Lien on the collateral covered by such Security Document, securing payment of all principal, interest and other amounts payable to the Senior Lenders under the Financing Agreements and upon registration with the relevant registries as required under applicable law shall be perfected and shall rank senior to all other Liens on such collateral other than Permitted Liens. The Borrower is not a party to any other security agreement or instrument creating or purporting to create a Lien on such collateral other than Permitted Liens. The Security is not subject to avoidance or loss of priority on liquidation of the Borrower or in bankruptcy, composition or other insolvency proceedings relating to the Borrower.

(f)	Project and Material Agreements. Each of the Project Agreements and Material Agreements is in full force and effect without modification from the description thereof set forth in Section 1.01 (without the application of Section 1.02(c)). There has occurred no breach, and no event which with the giving of notice, the passage of time or the making of any determination, or any combination thereof, would constitute a breach of any of the Project Agreements or Material Agreements.

(g)	Taxes. There is no stamp or other tax or charge of Romania or any political subdivision or taxing authority thereof or of any taxing authority, federation or association of which Romania is a member to be imposed on or by virtue of the execution, delivery or performance of any Financing Agreement or necessary to ensure the legality, validity, enforceability or admissibility in evidence thereof in Romania other than:

(1)	A registration charge payable in respect of the security interest granted in the Borrower’s enterprise under the Security Agreement Over Movables in the Trade Register in Bucharest;

(2)	Registration charges payable in respect of registrations of the Security in the Electronic Archive;

(3)	A legalisation fee payable in respect of the legalisation of the Financing Agreements;

(4)	Fees payable in respect of certification of translations into Romanian or English of Financing Agreements;

(5)	A registration fee payable in respect of registration of any Immovables Hypothecs in the relevant immovable registry;

(6)	registration charges payable in respect of the registration of the Security with the Romanian State Office for Patents and Trade Marks; and

(7)	A registration charge payable on each updating of the Schedules and Annexes to the Security Agreement Over Movables, the Security Agreement Over Shares, and the Security Agreement Over Accounts .

Section 2.04  Acknowledgement and Warranty

The Borrower acknowledges that it has made the representations and warranties contained in Sections 2.01, 2.02 and 2.03 with the intention of inducing NIB to enter into this Agreement, that the repetition of such representations and warranties will induce NIB to make Disbursements hereunder, and that NIB has entered into this Agreement on the basis of, and in full reliance on, each of such representations and warranties. The Borrower warrants that it has no knowledge of any additional facts or matters the omission of which makes any of such representations and warranties misleading or which would or might reasonably be expected to affect the judgement of a prospective lender regarding lending to the Borrower.

ARTICLE III — BANK LOAN

Section 3.01  Amount and Currency

Subject to the terms and conditions of this Agreement, NIB agrees to lend to the Borrower an amount, in Dollars, not to exceed in the aggregate $35,000,000, consisting of:

(1)	the Tranche I NIB Loan in an amount not to exceed $27,766,666; and

(2)	the Tranche II NIB Loan in an amount not to exceed $7,233,334.

Section 3.02  Purpose

(a)	The Borrower shall utilize all proceeds from the Tranche I NIB Loan towards prepayment of the Existing Loans Indebtedness, and to pay the fees payable by the Borrower in connection with the Senior Loan Agreements and the Borrower’s and the Senior Lenders’ costs incurred in connection with the Senior Loan Agreements and the other Financing Agreements.

(b)	The Borrower shall use all proceeds from the Tranche II NIB Loan towards Capital Expenditures associated with the Project, (other than in connection with the Borrower’s UMTS Network) or for the payment of the UMTS License Costs by the Borrower.

(c)	As of the date hereof, the total amount of principal owing under the Existing Loan Agreements is $211,196,367.47 and the amount of principal owing under each of the Existing Loan Agreements is:

Existing Loan Agreement	Amount

Existing NIB Loan Agreement	$22,676,978.00
Existing EBRD Loan Agreement	$114,996,138.01
Existing EDC Loan Agreement	$26,777,699.00
Existing EKN Loan Agreement	$36,745,551.46
Existing Subordinated Loan Agreement	$10,000,000.00

Section 3.03  Disbursements

(a)	Subject to Section 3.04 and Article IV, the Tranche I NIB Loan shall be disbursed by NIB in one Disbursement on a Business Day during the Tranche I Commitment Period upon request of the Borrower. The Borrower may request the Disbursement of the Tranche I NIB Loan by submitting to NIB an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to NIB, at least five (5) Business Days prior to the proposed date of such Disbursement. Such application shall, unless NIB otherwise agrees, be irrevocable and binding on the Borrower.

(b)	Subject to Section 3.04 and Article IV, the Tranche II NIB Loan shall be disbursed by NIB from time to time on any Business Day during the Tranche II Commitment Period in one or more Disbursements upon request of the Borrower. The Borrower may request a Disbursement of the Tranche II NIB Loan by submitting to NIB an original application for such Disbursement, in the form of Exhibit A and in substance satisfactory to NIB, at least eight (8) Business Days prior to the proposed date of such Disbursement. Such application shall, unless NIB otherwise agrees, be irrevocable and binding on the Borrower.

(c)	Disbursements (other than a Disbursement of the entire undisbursed amount of the Tranche I NIB Loan or of the Tranche II NIB Loan) shall be made in amounts of no less than $1,000,000 and integral multiples of $200,000.

(d)	Disbursements shall be made in compliance with Section 4.01, Section 4.02 and Section 4.03.

Section 3.04  Suspension and Cancellation

(a)	From time to time, NIB may, by notice to the Borrower, suspend or cancel the right of the Borrower to further Disbursements:

(1)	if no disbursements under the Senior Loan Agreements have been made by the date which is 90 days after the date hereof, or such other date as may be agreed by the parties hereto;

(2)	if an Event of Default (or for the purposes of suspension only, a Potential Event of Default) has occurred and is continuing; or

(3)	if EBRD has suspended or cancelled the right of the Borrower to further Disbursements (as defined in the EBRD Loan Agreement) or EDC has suspended or cancelled the right of the Borrower to further Disbursements (as defined in the EDC Loan Agreement).

Upon the giving of such notice, the right of the Borrower to further Disbursements shall be suspended or cancelled as indicated in the notice. The exercise by NIB of the right of suspension shall not preclude NIB from exercising its right of cancellation as provided in this Section 3.04, either for the same or another reason, and shall not limit any other rights of NIB under the Financing Agreements.

(b)	The Borrower shall have the right at any time, on not less than 30 days’ prior notice to NIB, to cancel in whole or in part any undisbursed portion of the Tranche II NIB Loan, provided that:

(1)	the Borrower shall cancel at the same time pro rata undisbursed amounts under the Tranche II EBRD Loan and Tranche II EDC Loan on the basis of initially applicable amounts available under the Tranche II EBRD Loan and Tranche II EDC Loan less any amounts previously cancelled of the initially applicable Tranche II NIB Loan, Tranche II EBRD Loan and Tranche II EDC Loan;

(2)	the Borrower shall pay to NIB at the same time all accrued commitment charges on the portion of the Tranche II NIB Loan to be cancelled and all other amounts due hereunder;

(3)	NIB is satisfied, acting reasonably, that adequate financing will remain available to the Borrower following such cancellation to enable the Borrower to complete the Project; and

(4)	in the case of partial cancellations of undisbursed portions of the Tranche II NIB Loan, the Tranche II EBRD Loan and the Tranche II

EDC Loan such cancellations shall be in an aggregate amount of $2,000,000, and integral multiples of $1,000,000 thereafter.

Any such notice of cancellation by the Borrower shall be irrevocable and binding on the Borrower. Amounts of the Tranche II NIB Loan which are cancelled by the Borrower may not be reinstated.

(c)	The Borrower shall pay to NIB on the date of cancellation a cancellation fee of one eighth of one per cent (0.125%) of the principal amount of the NIB Loan to be cancelled. On termination of the Tranche I Commitment Period, the Borrower shall be deemed to have cancelled any then undisbursed portion of the NIB Loan and shall pay to NIB on the date of such termination the cancellation fee specified above. On termination of the Tranche II Commitment Period, the Borrower shall be deemed to have cancelled any then undisbursed portion of the Tranche II NIB Loan and shall pay to NIB on the date of such termination the cancellation fee specified above.

Section 3.05  Charges and Commissions

(a)	The Borrower shall pay to NIB during the Tranche I Commitment Period a commitment charge at the rate of one-half of one percent (0.5%) per annum on so much of the Tranche I NIB Loan as has not, from time to time, been disbursed to the Borrower or cancelled. The Borrower shall pay to NIB during the Tranche II Commitment Period a commitment charge at the rate of one percent (1%) per annum on so much of the Tranche II NIB Loan as has not, from time to time, been disbursed to the Borrower or cancelled. The commitment charges on the Tranche I NIB Loan and the Tranche II NIB Loan shall accrue from day to day, from the date of this Agreement. The commitment charges shall be calculated on the basis of the actual number of days elapsed in the relevant period and a 360-day year and shall be due and payable in arrears on each Interest Payment Date (even though no interest may be payable on such date), or such earlier date of cancellation as may be requested by NIB or the Borrower pursuant to Section 3.04.

(b)	The charges and commissions referred to in this Section 3.05 are exclusive of any value added or other tax which might be chargeable in connection with such charges or commissions. If any such value added or other tax becomes chargeable, the Borrower shall pay such value added or other tax to NIB at the same time that the relevant charge or commission becomes due and payable.

Section 3.06  Interest

(a)	Except as provided in this Section 3.06 the Borrower shall pay interest on the principal amount of each Disbursement of the NIB Loan from time to time outstanding during each Interest Period for such Disbursement at a rate equal to the sum of the Margin and LIBOR for such Interest Period.

(b)	Interest shall:

(1)	accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period;

(2)	be calculated on the basis of the actual number of days elapsed and a 360-day year; and

(3)	be due and payable on the Interest Payment Date which is the last day of the relevant Interest Period.

(c)	On each Interest Determination Date, NIB shall determine the interest rate(s) applicable during the relevant Interest Period and promptly give notice thereof to the Borrower. Each determination by NIB of the interest rate applicable to any portion of the NIB Loan shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of NIB that any such determination has involved clerical error.

(d)	On December 31, 2003 and on each Quarter Date thereafter (each such date, the “Margin Determination Date”) the Margin under this Section 3.06 for the Interest Period following such Margin Determination Date shall be adjusted such that it equals the “Adjusted Margin” identified in the table below if the Total Financial Debt to EBITDA Ratio, calculated as of the Margin Determination Date by reference to the Quarterly Period ending on the Margin Determination Date and the preceding 3 Quarterly Periods, is the ratio identified next to such Adjusted Margin in the table below:

Total Financial Debt to EBITDA Ratio	Adjusted Margin

greater than 2.00	3.50%
greater than 1.50 but less than or equal to 2.00	3.25%
greater than 1.00 but less than or equal to 1.50	3.00%
equal to or less than 1.00	2.50%

provided that if the Total Financial Debt Service Coverage Ratio of the Borrower calculated by reference to the Quarterly Period ending on the Margin Determination Date and the preceding 3 Quarterly Periods:

(i)	falls below 1.40, the Margin for the Interest Period next following the Margin Determination Date shall be the greater of the Margin calculated in accordance with the preceding paragraph and 3.25%; and

(ii)	falls below 1.25, the Margin for the Interest Period next following the Margin Determination Date shall be the greater of the Margin calculated in accordance with the preceding paragraph and 4.00%.

Section 3.07  Default Interest

(a)	If the Borrower fails to pay when due any amount payable by it under this Agreement, the overdue amount shall bear interest at a rate equal to the sum of:

(1)	2.0% per annum;

(2)	the Margin applicable on the first day of the Default Interest Period; and

(3)	the interest rate per annum offered in the London interbank market on the date two Business Days prior to the first day of the relevant Default Interest Period (or, at NIB’s option, on the first day of such Default Interest Period) for a deposit in Dollars of an amount comparable to the overdue amount for a period equal to the relevant Default Interest Period or, if NIB determines that deposits in the Loan Currency are not being offered in the London interbank market, in such amounts or for such period, the cost to NIB (expressed as a rate per annum) of funding the overdue amount from whatever sources it selects.

(b)	Default interest shall:

(1)	accrue from day to day from the due date to the date of actual payment, after as well as before judgement, if any;

(2)	be calculated on the basis of the actual number of days elapsed and a 360-day year;

(3)	be compounded at the end of each Default Interest Period; and

(4)	be due and payable forthwith upon demand.

(c)	Each determination by NIB of the interest rates applicable to overdue amounts and of Default Interest Periods shall be final, conclusive and binding upon the Borrower unless shown by the Borrower to the satisfaction of NIB that any such determination has involved clerical error.

Section 3.08  Repayment

(a)	The Borrower shall repay the NIB Loan on the following dates and in the following amounts (and the percentage to be repaid identified in the table below in each case shall be the percentage of the maximum amount of the NIB Loan disbursed to the Borrower hereunder):

Percentage of
NIB Loan
Date Payment Due	to be repaid

14 January 2004	2.5%
14 April 2004	2.5%
14 July 2004	2.5%
14 October 2004	2.5%
14 January 2005	3.75%
14 April 2005	3.75%
14 July 2005	3.75%
14 October 2005	3.75%
14 January 2006	5%
14 April 2006	5%
14 July 2006	5%
14 October 2006	5%
14 January 2007	6.25%
14 April 2007	6.25%
14 July 2007	6.25%
14 October 2007	6.25%
14 January 2008	7.5%
14 April 2008	7.5%
14 July 2008	7.5%
14 October 2008	7.5%

Total	100.0%

(b)	From time to time while the NIB Loan is being disbursed, Disbursements shall be allocated by NIB for repayment on each of the dates set forth above in amounts which are pro rata to the amounts of the respective installments of the NIB Loan set forth above opposite those dates (with NIB adjusting those allocations as necessary so as to achieve whole numbers in each case).

(c)	The dates for payment of principal of the NIB Loan are intended to coincide with Interest Payment Dates. If any Interest Payment Date is affected by the proviso to the definition of “Interest Payment Date”, then the corresponding date for payment of principal shall be changed to coincide with such Interest Payment Date.

Section 3.09  Mandatory Prepayment

(a)	Proceeds of Permitted High Yield Back to Back Debt. The Borrower shall forthwith make the following prepayments of the Senior Loans out of the net proceeds received by the Borrower from the issuance of any Permitted High Yield Back to Back Debt (in each case, on a pro rata basis and in the manner contemplated by Section 3.09(e)):

(i)	in the event that, following such issuance, the aggregate amount of Permitted High Yield Back to Back Debt is equal to or less than $100,000,000, 25% of such Permitted High Yield Back to Back Debt;

(ii)	in the event that, following such issuance, the aggregate amount of Permitted High Yield Back to Back Debt is greater than $100,000,000 and equal to or less than $200,000,000, the sum of (x) $25,000,000 and (y) 50% of the Permitted High Yield Back to Back Debt that exceeds $100,000,000; and

(iii)	in the event that, following such issuance, the aggregate amount of Permitted High Yield Back to Back Debt is greater than $200,000,000, the sum of (x) $75,000,000, and (y) 100% of such Permitted High Yield Back to Back Debt in excess of $200,000,000;

provided that in the event that, contemporaneously with the prepayment required under this Section 3.09(a), the Borrower makes or is required to make a prepayment under Section 3.09(f) of this Agreement or Section 3.10(f) of the EBRD Loan Agreement or Section 3.09(f) of the EDC Loan Agreement, the amount that the Borrower is required to prepay under this Section 3.09(a) shall be equal to the amount calculated in accordance with paragraphs (i), (ii) and (iii) above, as applicable, less the High Yield Related Prepayment Proportion of such amount.

(b)  Proceeds of Public Offering; Public Secondary Sale.

(i)	Public Offering. If, following a Public Offering by the Borrower, there is a change in the percentage of the share capital of the Borrower in respect of which NIB holds a security interest under the Security Agreement Over Shares, the Borrower shall apply all proceeds obtained by the Borrower from such Public Offering to immediately prepay that percentage of the principal amount outstanding under the Senior Loans as is identified in the table below under the heading “Percentage of Senior Loans to be Prepaid” next to the applicable percentage of the Borrower’s aggregate share capital in respect of which NIB holds a security interest under the Security Agreement Over Shares (provided that such percentage shall be of the aggregate amount of share capital of the Borrower issued and outstanding after such Public Offering takes place), which is identified in the table below under “Percentage of Share Capital Secured”, on a pro rata basis (in the manner contemplated in Section 3.09(e)):

Percentage of Senior Loans
Percentage of Share Capital Secured	to be Prepaid

Greater than 75%	0%
65% to 75%	25%
55% to 64.9%	50%
50.1% to 54.9%	70%

(ii)	Public Secondary Sale. If (1) any Shareholder proposes to sell, transfer, convey or assign any shares in the capital of the Borrower which are subject to the Security pursuant to a Public Secondary Sale, and (2) such Shareholder requires a release of the Security in respect of any or all of such shares in compliance with the terms of the Share Retention and Subordination Deed (if applicable) and the Security Agreement Over Shares, then the Borrower shall provide to NIB notice of such proposed transfer which notice shall include a request for such a release, and shall prepay that percentage of the principal amount outstanding under the Senior Loans as is identified in the table in Section 3.09(b)(i) under the heading “Percentage of Senior Loans to be Prepaid” next to the applicable percentage of the Borrower’s aggregate issued and outstanding share capital in respect of which NIB holds a security interest under the Security which is identified in the table in Section 3.09(b)(i) under “Percentage of Share Capital Secured” (provided that such percentage shall be determined after giving effect to such release of Security under Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares), on a pro rata basis (in the manner contemplated in Section 3.09(e)), provided that notwithstanding anything to the contrary in the Financing Agreements, NIB shall not be obligated to release or discharge any Security in respect of shares in the capital of the Borrower pursuant to Section 4.05 of the Share Retention and Subordination Deed or Section 4.4 of the Security Agreement Over Shares unless the Borrower has made the prepayment required under this Section 3.09(b)(ii) in respect of the transfer of such shares.

(iii)	Stock Option Plan. For the purposes of Section 3.09(i) and (ii), any issuance of shares to employees of the Borrower pursuant to stock option plans permitted under Section 6.06(a) shall be deemed to constitute a Public Offering or a Public Secondary Sale, as applicable.

(c)	Long Term Debt Repayment. The Borrower shall prepay the principal amount outstanding under the Senior Loans immediately upon and in an amount pro rata (based on then outstanding amounts under the Senior Loans and any other Long-term Debt referred to in this Section 3.09(c)) to any prepayment, repurchase, or early redemption by the Borrower of any other Long-term Debt (which has been consented to by NIB pursuant to Section 6.02) of the Borrower (other than in respect of any Working Capital Facility or the Existing Loans) or any repayment of any such Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, in the manner contemplated in Section 3.09(e).

(d)	Excess Cash. On the fourteenth (14th) day after the end of each Quarterly Period (the “Excess Cash Mandatory Prepayment Date”), the Borrower shall prepay the principal amount outstanding of the Senior Loans on a pro rata basis (in the manner contemplated in Section 3.09(e)),

(i)	if the Senior Debt Service Coverage Ratio calculated by reference to such Quarterly Period and the 3 preceding Quarterly Periods is less than 1.40, in an amount equal to the lesser of

(A) 100% of the Excess Cash Flow calculated by reference to such Quarterly Period and the three preceding Quarterly Periods; and

(B) the Available Cash Balance, calculated at the end of such Quarterly Period; and

(ii)	if the Senior Debt Service Coverage Ratio calculated by reference to such Quarterly Period and the 3 preceding Quarterly Periods is equal to or greater than 1.40 but less than 1.70, in an amount equal to the lesser of

(C) 50% of the Excess Cash Flow calculated by reference to such Quarterly Period and the three preceding Quarterly Periods; and

(D) the Available Cash Balance, calculated at the end of such Quarterly Period;

provided, for greater certainty, that for purposes of this Section 3.09(d) Curative Equity shall not be taken into account in calculating EBITDA for purposes of determining Excess Cash Flow and Senior Debt Service Coverage Ratio.

(e)	Pro Rata. Any prepayment under this Section 3.09 shall be made and applied on (i) a pro rata basis between the Senior Lenders in proportion to their respective principal amounts of Senior Loans outstanding under the Senior Loan Agreements immediately prior to such prepayment, and (ii) with respect to the NIB Loan, on a pro rata basis between the Tranche I NIB Loan and the Tranche II NIB Loan then outstanding in proportion to the respective principal amounts thereof outstanding immediately prior to such prepayment and (iii) shall be applied to the outstanding repayment instalments of the NIB Loan in inverse order of maturity.

(f)	Assignment of Subordinated Financial debt. The Borrower shall provide notice to NIB at least 30 days prior to incurring any Permitted High Yield Back to Back Debt, identifying in such notice (i) the anticipated principal amount of such Permitted High Yield Back to Back Debt and (ii) if the aggregate principal amount of all Permitted High Yield Back to Back Debt (including the Permitted High Yield Back to Back Debt identified in such notice) exceeds $150,000,000, whether or not an Assignment of Subordinated Debt will be provided in respect of all Permitted High Yield Back to Back Debt. If such notice does not specify that such Assignment of Subordinated Debt will be provided, then NIB will notify the Borrower within 15 days of receipt of the Borrower’s notice hereunder whether it requires the Borrower to prepay the NIB Loan at the time of incurring such Permitted High Yield Back to Back Debt. If NIB specifies in such notice that it requires the Borrower to prepay the NIB Loan at the time of incurring such Permitted High Yield Back to Back Debt, then, unless an Assignment of Subordinated Debt in respect of all Permitted High Yield Back to Back Debt, is provided to NIB contemporaneously with the Borrower incurring such Permitted High Yield Back to Back Debt, the Borrower shall prepay, contemporaneously with incurring such Permitted High Yield Back to Back Debt, the entire principal amount outstanding under the NIB Loan and will pay at such time all accrued interest and other amounts in respect thereof.

(g)	Other Amounts; No Reduction. The Borrower shall pay to NIB, at the same time as any mandatory prepayment is made under this Section 3.09, all accrued interest and other amounts payable on the principal amount of the NIB Loan to be so prepaid and all other amounts due hereunder in respect of such mandatory prepayment, including without limitation any unwinding costs, which may arise as provided under Section 3.14. Amounts of the NIB Loan prepaid by the Borrower under this Section 3.09 may not be reborrowed and the commitment of NIB to make the Tranche I NIB Loan and the Tranche II NIB Loan available hereunder, and the amount of the Tranche I NIB

Loan and the Tranche II NIB Loan respectively, shall be permanently reduced by such prepaid amounts.

(h)	Prepayment Fee. The Borrower shall pay NIB on the prepayment date an administration charge equal to one eighth of one percent (0.125%) of the principal amount of the NIB Loan to be prepaid under this Section 3.09.

Section 3.10  Voluntary Prepayment

(a)	The Borrower shall have the right at any time, on not less than 20 Business Days’ prior notice to NIB to prepay on any Interest Payment Date all or any part of the principal amount of the Senior Loans then outstanding; provided that:

(1)	the Borrower shall pay to NIB at the same time all accrued interest and other amounts payable on the principal amount of the NIB Loan to be prepaid and all other amounts due hereunder in respect of such prepayment, including without limitation any unwinding costs, which may arise as provided under Section 3.14; and

(2)	in the case of a partial prepayment:

(i)	the USD Equivalent Amount of such prepayment shall be not less than $10,000,000 (and integral multiples of $5,000,000);

(ii)	the amount of such prepayment shall be applied and allocated as follows:

(A) first to outstanding repayment instalments of the EBRD B Loan, in inverse order of maturity, until such time as the outstanding principal amount of the EBRD B Loan is reduced to zero (0), and

(B) second, to the outstanding repayment instalments of the EBRD A Loan, NIB Loan and the EDC Loan, on a pro rata basis in proportion to the respective principal amounts outstanding immediately prior to such prepayments under the EBRD A Loan, the NIB Loan and the EDC Loan, in inverse order of maturity, provided that NIB at its sole discretion upon 10 Business Days’ written notice to the Borrower may require that such prepayment be allocated and applied instead between the NIB Loan and the Senior Loans provided by any other Senior Lender(s) that delivered a similar notice to the Borrower with a copy to NIB within such 10 Business Day period, such allocation to be made on a pro rata basis based on the principal amounts outstanding under the NIB Loan and such other Senior Loans immediately prior to such prepayment, in each case in inverse order of maturity. If NIB delivers such notice to the Borrower, the prepayment charge payable pursuant to Section 3.10(b) in respect of such prepayment shall be payable at the rate identified in Section 3.10(b)(ii) of the EBRD Loan Agreement.

(3)	Any such notice of prepayment by the Borrower shall be irrevocable and binding on the Borrower and, upon delivery of such notice, the Borrower shall be obligated to prepay the NIB Loan in accordance with the terms thereof.

(b)	The Borrower shall pay to NIB on the date of prepayment of the NIB Loan under this Section 3.10 an administration charge equal to,

(A)	one per cent (1.0%) of the principal amount of the NIB Loan to be prepaid, if the prepayment occurs on or before 31 December 2004, or

(B)	one half of one percent (0.5%) of the principal amount of the NIB Loan to be prepaid, if the prepayment occurs after 31 December 2004 but on or before 31 December 2005; or

(C)	one eighth of one percent (0.125%) of the principal amount of the NIB Loan to be prepaid if the prepayment occurs at any time after 31 December 2005.

(c)	The Borrower shall not prepay all or any part of the NIB Loan except at the times and the manner expressly provided for in this Agreement.

(d)	Amounts of the NIB Loan prepaid by the Borrower under this Section 3.10 may not be reborrowed and the commitment of NIB to make the NIB Loan available hereunder shall be permanently reduced by such prepaid amounts.

(e)	Any prepayment under this Section 3.10 shall be made on a pro rata basis between the Tranche I NIB Loan and the Tranche II NIB Loan.

Section 3.11  Payments

(a)	Subject to Section 3.11(b) all payments of principal, interest, charges, commissions, fees, expenses and any other amounts due to NIB under this Agreement shall be made, without set-off or counterclaim, in Dollars.

(b)	All payments in respect of costs and expenses of NIB due to NIB under this Agreement shall be made in the currency in which such costs and expenses were invoiced. All payments of charges payable under Section 3.05 shall be made, without set-off or counterclaim, in Dollars.

(c)	All payment of principal, interest, charges, commissions, fees, expenses and any other amounts due to NIB under this Agreement shall be made for value on the due date, to such account and in such place as NIB may from time to time designate by not less than four (4) Business Days’ notice to the Borrower.

(d)	The sums to be disbursed by NIB to the Borrower hereunder shall be payable in Dollars, for value, unless otherwise agreed by the Borrower and NIB, on the value date requested by the Borrower in its Disbursement application and to such correspondent account in New York City as the Borrower may designate in its Disbursement application (with instructions to transfer such sums, at the Borrower’s risk and expense, to such account as the Borrower may designate in its Disbursement application).

(e)	If the due date for any payment under this Agreement would otherwise fall on a day which is not a Business Day, then such payment shall instead be due on the next succeeding Business Day.

(f)	NIB shall have the right, to the fullest extent permitted by law, to set off any amount owed by NIB to the Borrower, whether or not matured, against any amount then due and payable by the Borrower under any Financing Agreement, whether or not NIB has demanded payment by the Borrower of such amount and regardless of the currency or place of payment of either such amount. NIB shall have the right, to the fullest extent permitted by law, to deduct from the proceeds of any Disbursement any charges, commissions, fees, expenses and other amounts then due and payable by the Borrower to NIB under any Financing Agreement and the credit advice of NIB shall reflect such deduction.

Section 3.12  Insufficient Payments

(a)	If NIB at any time receives less than the full amount then due and payable to it under this Agreement, NIB shall have the right to allocate and apply such payment in any way or manner and for such purpose or purposes under this Agreement as NIB in its sole discretion determines, notwithstanding any instruction that the Borrower may give to the contrary.

(b)	The Borrower shall indemnify NIB against any losses resulting from a payment being received, or a claim being filed or an order or judgement being given, hereunder in a currency or place other than the currency and place specified in Section 3.11(a), (b) and (c). The Borrower shall pay such additional amount as is necessary to enable NIB to receive, after conversion to such currency at a market rate and transfer to such place, the full amount due to NIB hereunder in the currency and at the place specified in Section 3.11(a),(b) and (c).

Section 3.13  Taxes

(a)	The Borrower shall pay or cause to be paid all present and future taxes, duties, fees, royalties, deductions, imposts and other charges of whatsoever nature, together with any interest thereon and penalties with respect thereto, now or at any time hereafter levied or imposed by Romania or the Government of Romania, or by any department, agency, political subdivision or taxing or other authority thereof or therein, or by any organization of which Romania is a member, or by any jurisdiction out of which or through which payments hereunder are made, on or in connection with the payment of any amounts due to NIB under this Agreement.

(b)	All payments of principal, interest and other amounts due to NIB under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any taxes, duties, fees, royalties, deductions, imposts, or charges, provided, however, that, in the event that the Borrower is prevented by operation of law or otherwise from making such payments free and clear of such deductions or withholdings, the principal, interest or other amount (as the case may be) due under this Agreement shall be increased to such amount as may be necessary to remit to NIB the full amount it would have received had such payment been made without such deductions or withholdings.

Section 3.14  Unwinding Costs

(a)	If, for any reason (including, without limitation, an acceleration pursuant to Section 7.02, 7.03 or 7.04), any portion of the NIB Loan which is subject to a variable interest rate in accordance with Section 3.06(a) becomes due and payable on a date other than the last day of an Interest Period, the Borrower shall pay to NIB on demand the amount, if any, by which:

(1)	the interest which would have accrued on such portion of the NIB Loan from the date on which such portion of the NIB Loan has become due and payable to the last day of the then current Interest Period applicable to such portion of the NIB Loan at a rate equal to LIBOR, in each case for such Interest Period;

exceeds:

(2)	the interest which NIB would be able to obtain if it were to place an amount equal to such portion of the NIB Loan on deposit with a leading bank in the London interbank market, for the period commencing on the date on which such portion of the NIB Loan has become due and payable and ending on the last day of the then current Interest Period.

(b)	If any overdue amount is paid on a date other than the last day of a Default Interest Period, the Borrower shall pay to NIB on demand the amount, if any, by which:

(1)	the interest which would have accrued on such overdue amount from the date of receipt of such overdue amount to the last day of the then current Default Interest Period at a rate equal to the rate specified in Section 3.07(a)(3) for such Default Interest Period;

exceeds:

(2)	the interest which NIB would be able to obtain if it were to place an amount equal to such overdue amount on deposit with a leading bank in the London interbank market, for the period commencing on the date of receipt of such overdue amount and ending on the last day of the then current Default Interest Period.

(c)	A certificate of NIB as to any amount payable under this Section 3.14 shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of NIB to contain clerical error.

Section 3.15  Increased Costs

The Borrower shall, from time to time on demand of NIB, reimburse NIB for any net incremental costs to NIB of making or maintaining, or committing to make, the NIB Loan which result from the introduction of, or any change in, any applicable law or any applicable guideline or policy (including guidelines or policies which, if not having the force of law, are customarily complied with by banks or international financial institutions), or any change in the interpretation or application thereof by any governmental or regulatory authority charged with the administration thereof subsequent to the date of this Agreement. A certificate of NIB as to the amount of such net incremental costs shall be final, conclusive and binding on the Borrower unless shown by the Borrower to the satisfaction of NIB to contain clerical error.

Section 3.16  Illegality

Notwithstanding anything in this Agreement, if it is or becomes unlawful in any applicable jurisdiction for NIB to make, maintain or fund the NIB Loan, then:

(1)	upon request by NIB, the Borrower shall, on the next Interest Payment Date or such earlier date as NIB may specify, prepay that portion of the principal amount of the NIB Loan which NIB notifies to the Borrower as being affected by such change, together with all accrued interest and other amounts payable thereon; and

(2)	upon notice from NIB, the right of the Borrower to Disbursement of any portion of the NIB Loan which NIB notifies to the Borrower as being affected by such change and which has not theretofore been disbursed shall terminate immediately.

Section 3.17  Loan Account

NIB shall open and maintain on its books a Dollar account in the Borrower’s name showing the Disbursements and repayments thereof and the computation and payment of interest, charges, commissions, fees and other amounts due and sums paid hereunder in respect of the NIB Loan. In the absence of manifest error, such accounts shall be final, conclusive and binding on the Borrower as to the amount at any time due from the Borrower.

ARTICLE IV — CONDITIONS PRECEDENT

Section 4.01  Tranche I NIB Loan Disbursement

The obligation of NIB to make the Disbursement of the Tranche I NIB Loan shall be subject to the prior fulfillment, in form and substance satisfactory to NIB, of the following conditions precedent:

(a)	Financing Agreements. NIB shall have received duly executed and (where appropriate) legalized originals of the following agreements:

(1)	this Agreement;

(2)	the EBRD Loan Agreement;

(3)	the EDC Loan Agreement;

(4)	the Agency Agreement;

(5)	the Share Retention and Subordination Deed;

(6)	the Borrower Power of Attorney;

(7)	the Shareholder Power of Attorney, executed by each Shareholder; and

(8)	the Security Sharing and Intercreditor Agreement.

(b)	Other Agreements. NIB shall have received copies, certified by an officer of the Borrower, of the following agreements:

(1)	the Licenses;

(2)	the Romtelecom Interconnection Agreement;

(3)	the Cooperation Agreement;

(4)	any Working Capital Facility Agreement currently in effect;

(5)	the Contract of Association;

(6)	the Orange Romania Interconnection Agreement;

(7)	the Hedging Agreements, if any; and

(8)	other agreements identified by NIB from the agreements listed on Schedule A hereto.

(c)	Security. The Security shall have been validly created and constitute a first ranking security interest (subject only, where applicable, to the Existing Security) in a manner satisfactory to NIB and NIB shall have received duly executed originals of the following Security Documents, together with any document, recording, filing, notification, registration, notarization or other evidence required, in the opinion of NIB, for the creation, validity, perfection or priority of the Liens of NIB in or under such Security Documents:

(1)	the Security Agreement Over Movables;

(2)	the Insurance Assignment;

(3)	the Security Agreement Over Shares;

(4)	the Security Agreement Over Accounts;

(5)	the Assignment of Receivables; and

(6)	the Offshore Accounts Charge.

(d)	Charters. NIB shall have received certified copies of the Charters (and, if relevant, certificates of registration and good standing) of the Borrower and, at the request of NIB, any other parties to the Financing Agreements, each as amended to date.

(e)	Corporate Authorizations. NIB shall have received certified copies of all corporate (including, if required, shareholder) authorizations and approvals necessary for the due execution, delivery and performance of the Financing Agreements, and any other documents in implementation thereof, by the Borrower, the Shareholders and, at the request of NIB, any other parties thereto and for the transactions contemplated thereby, including the authorizations of the persons signing the Financing Agreements to sign such documents and to bind the respective parties thereby.

(f)	Specimen Signatures. NIB shall have received:

(1)	a certificate of incumbency and authority of the Borrower substantially in the form of Exhibit B; and

(2)	a certificate of an appropriate officer of each Shareholder and, at the request of NIB, any other party to the Financing Agreements, certifying the specimen signature of each person authorised to sign, on behalf of such party, the Financing Agreements to be entered into and performed by such party or, if agreed by NIB, in place of such certificate, a copy of the power of attorney authorising each person to sign, on behalf of such Shareholder or other party, the Financing Agreements to be entered into and performed by such party.

(g)	Governmental and Other Approvals. NIB shall have received copies, certified by an officer of the Borrower, of all governmental, creditors’ and other licenses, approvals, consents, filings and registrations necessary for the execution, delivery and performance of the Financing Agreements by the Borrower, the Shareholders and, at the request of NIB, any other parties thereto and for the transactions contemplated thereby, including, without limitation:

(1)	the borrowing by the Borrower under the Senior Loan Agreements;

(2)	the creation of the Security;

(3)	the carrying out of the Project;

(4)	the remittance to NIB in the Loan Currency of all monies payable in respect of the Financing Agreements; and

(5)	the carrying on of the business of the Borrower as it is presently carried on and as it is contemplated to be carried on.

(h)	Insurance. NIB shall have received original insurance certificates from the Borrower’s insurer or insurance broker showing that all insurance policies and endorsements required pursuant to Section 5.04 are in full force and effect.

(i)	Auditors Letter. NIB shall have received a copy of a letter to the Auditors from the Borrower substantially in the form of Exhibit C.

(j)	Process Agent Appointments. NIB shall have received written confirmation from the agents for service of process appointed by the Borrower, each of the Shareholders, TIWC, ClearWave’s Majority Shareholder, ClearWave and Vodafone Technical pursuant to the Financing Agreements of their acceptances of such appointments.

(k)	Legal Opinions. NIB shall have received the following legal opinions, addressed to NIB and regarding such matters incident to the transactions contemplated by the Financing Agreements and Project Agreements as NIB reasonably requests:

(1)	the opinion of Nestor Nestor Diculescu Kingston Petersen, special Romanian counsel to the Borrower;

(2)	the opinion of Loyens & Loeff, special Dutch counsel to TIWC, ClearWave, ClearWave Holdings and Vodafone Europe;

(3)	the opinion of Fasken, Martineau DuMoulin LLP, special Canadian counsel to ClearWave’s Majority Shareholder;

(4)	the opinion of Stoica & Associates, special Romanian counsel to the Senior Lenders;

(5)	the opinion of McCarthy Tétrault, special English counsel to the Senior Lenders;

(6)	the opinion of Antis Triantafyllides & Sons, special Cyprus counsel to the Borrower;

(7)	the opinion of Baker McKenzie, special Dutch counsel to Deraso Holding B.V.

(l)	Fee Letter. EBRD and NIB shall have entered into a letter agreement with respect to the fees payable to NIB in connection with the NIB Loan.

(m)	Financial Plan. NIB shall have received the Base Case Financial Forecast and a certificate of an Authorised Signatory of the Borrower approving such Base Case Financial Forecast in form and substance satisfactory to NIB.

(n)	Use of Proceeds. The proceeds of such Disbursement shall be needed and used by the Borrower solely for the purposes identified in Section 3.02(a) and NIB shall have received such evidence as to the proposed utilization of the proceeds of such Disbursement as NIB reasonably requests.

(o)	Disbursement Pro Rata. NIB shall not be obligated to make the Tranche I NIB Loan Disbursement in any amount other than an amount such that on the date of such Disbursement the respective aggregate amounts disbursed or to be disbursed on such date under the Tranche I EBRD Loan, the Tranche I EDC Loan and the Tranche I NIB Loan, shall be in the following proportions: 230:35:35.

(p)	Conditional Discharges. The Conditional Discharge Escrow Agent shall have received the Conditional Discharge Escrow Instructions and the following conditional discharge instrument (the “Conditional Discharge”) duly executed by all parties thereto (other than by EBRD, which will execute the Conditional Discharge at the time and in the manner specified in the Conditional Discharge Escrow Instructions), to be held by the Conditional Discharge Escrow Agent and to be irrevocably released from escrow immediately upon delivery to the Conditional Discharge Escrow Agent of the Existing Loans Repayment Confirmations and the dating of the Conditional Discharge by the Conditional Discharge Escrow Agent:

a discharge and release in respect of the Existing Security under, inter alia, the following instruments (each as defined in the Existing NIB Loan Agreement):

(A)	Enterprise Mortgage;

(B)	Share Pledge (including without limitation the Guarantee and Share Pledge Agreement dated January 28, 1999, July 24, 2000 and September 28, 2001);

(C)	Accounts Agreement;

(D)	Borrower’s Negative Covenant Agreement; and

(E)	All Shareholder Negative Covenant Agreements,

(F)	Insurance Assignment; and

(G)	Offshore Accounts Pledge

executed by, inter alia, the Borrower, the Senior Lenders and the EKN Lenders, all in form and substance satisfactory to NIB.

Section 4.02  First Tranche II NIB Loan Disbursement

The obligation of NIB to make the first Disbursement of the Tranche II NIB Loan shall be subject to the prior fulfilment, in form and substance satisfactory to NIB, of the following conditions precedent:

(a)	Tranche I NIB Loan. NIB shall have made the Disbursement of the entire Tranche I NIB Loan and all conditions precedent set forth in Section 4.01 shall be satisfied.

(b)	Existing Loans Indebtedness and Existing Security.

(1)	The Existing Loans Indebtedness shall have been repaid in full and NIB shall have received the Existing Loans Repayment Confirmations.

(2)	The Conditional Discharge shall have become fully effective and unconditional and shall have been released from escrow and delivered to NIB, and the Existing Security shall have been fully released and discharged, and all registrations and other steps required to be made in connection with such release and discharge (including without limitation all applicable registrations in the Electronic Archive, the Trade Register, the Shareholders Register of the Borrower and any other applicable registries) shall have been made in a manner satisfactory to NIB such that the Security granted to secure the Senior Loan Agreements shall have become first ranking in all respects in a manner satisfactory to NIB.

(c)	Legal Opinions. NIB shall have received the following legal opinions, addressed to NIB and regarding such matters with respect to the discharge of the Existing Security, and the ranking of the Security, as NIB reasonably requests:

(1)	the opinion of Nestor Nestor Diculescu Kingston Petersen, special Romanian counsel to the Borrower; and

(2)	the opinion of Stoica & Associates, special Romanian counsel to the Senior Lenders.

Section 4.03  All Disbursements

The obligation of NIB to make any Disbursement shall also be subject to the fulfillment, in form and substance satisfactory to NIB, of the conditions that, on the date of the Borrower’s application for such Disbursement and on the date of such Disbursement:

(a)	Continuing Validity of Documents. All agreements, documents and instruments delivered to NIB pursuant to Section 4.01 and/or Section 4.02, as applicable, shall be in full force and effect and unconditional (except for this Agreement having become unconditional, if that is a condition of any such agreement, and except to any extent that such agreements, documents and instruments have been amended or replaced by other agreements, documents or instruments, in each case acceptable to NIB).

(b)	Representations and Warranties. The representations and warranties made or confirmed by the Borrower in the Financing Agreements and Project Agreements shall be true on and as of such dates with the same effect as though such representations and warranties had been made on and as of such dates. To any extent that such representations and warranties cannot be confirmed by the Borrower as being true as of such dates, the Borrower shall provide the further information necessary to make the representations and warranties true as of such dates in light of such further information, and such further information shall be in form and content acceptable to NIB.

(c)	No Default. No Event of Default or Potential Event of Default shall have occurred and be continuing or shall, in the reasonable opinion of NIB, result from such Disbursement or be imminent and the Borrower shall not, as a result of such Disbursement, be in violation of its Charter or any provision contained in any material agreement or instrument to which the Borrower is a party (including this Agreement) or by which the Borrower is bound, or any law applicable to the Borrower.

(d)	No Material Adverse Change. Nothing shall have occurred which, in the reasonable opinion of NIB, might have a material adverse effect on the Project, the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its obligations under any Financing Agreement or Project Agreement.

(e)	Use of Proceeds. In respect of any Disbursement of the Tranche II NIB Loan, the proceeds of such Disbursement shall be needed and used by the Borrower solely for the purposes of Capital Expenditures incurred or paid for after the date of this Agreement or for payment of the UMTS License Costs in connection with the Project and NIB shall have received such evidence as to the proposed utilisation of the proceeds of such Disbursement and the utilisation of the proceeds of any prior Disbursement as NIB reasonably requests.

(f)	Disbursement Application. NIB shall have received an original of the Borrower’s timely application for such disbursement substantially in the form of Exhibit A.

(g)	Disbursements Pro Rata. NIB shall not be obligated to make a Disbursement under the Tranche II NIB Loan other than in an amount such that on the date of such

Disbursement the respective aggregate amounts disbursed and to be disbursed on such date under the Tranche II EBRD Loan, the Tranche II EDC Loan and the Tranche II NIB Loan shall be in the following proportions: 230:35:35.

(h)	Failure of EBRD/ EDC Disbursement. In the event that any Disbursement is made by NIB and corresponding pro rata amounts are not so disbursed pursuant to subsection 4.03(g) by EBRD or EDC, then the Borrower shall be obligated to remit to NIB the amount of such Disbursement immediately upon being notified by NIB in such regard, along with any interest accruing thereon during the period that the Borrower held such amount.

(i)	Fees and Expenses. All fees and expenses due and payable pursuant to Sections 3.05 and 5.12 and the fee letter agreement identified in Section 4.01(l) at the time of the Disbursement shall have been paid in full.

(j)	No Objection Letter. With respect to any Disbursement, if the aggregate amount of such Disbursement and all prior Disbursements exceeds $30,000,000, NIB shall have received a “no objection letter” from the Ministry of Finance of Romania.

ARTICLE V — AFFIRMATIVE COVENANTS

Unless NIB otherwise agrees in writing:

Section 5.01  Project Implementation and Use of Proceeds

The Borrower shall carry out the Project in accordance with the Licenses and cause the proceeds of the Senior Loans to be applied exclusively in the manner provided in Sections 3.02, 4.01(n) and 4.03(e).

Section 5.02  Maintenance and Continuity of Business and Compliance with Obligations

The Borrower shall maintain its corporate existence in compliance with all applicable laws. The Borrower shall conduct its business with due diligence and efficiency, in accordance with sound engineering, financial and business practices and in compliance with all applicable laws, and shall comply with all agreements to which it is a party or by which it or any of its properties or assets is bound.

Section 5.03  Environment, Health and Safety

The Borrower shall conduct its business with due regard to the environment, health and safety. The Borrower shall carry out the Project in accordance with environmental standards in effect from time to time in Romania and with environmental standards existing in the European Union on the date hereof (or, in the event that such standards do not exist in the European Union, as set forth in the World Bank’s Environmental Guidelines or any publication of the World Bank replacing its Environmental Guidelines).

Section 5.04  Insurance

The Borrower shall maintain, at a minimum, liability, property damage, business interruption, contractor’s all-risks and public liability insurance against loss, damage and third party liability in a manner and with insurers satisfactory to NIB. NIB shall be named, in accordance with the Insurance Assignment, as loss payee (except with respect to third party liability insurance) and additional insured under the relevant insurance policies and the interests of NIB shall be noted thereon.

Section 5.05  Accounting

(a)	The Borrower shall maintain an accounting and cost control system and management information system satisfactory to NIB.

(b)	The Borrower shall maintain books of account and other records adequate to present a true and fair view of the financial condition of the Borrower and the results of its operations in conformity with Generally Accepted Accounting Principles and RAS.

(c)	The Borrower shall maintain as its auditors a firm of independent accountants acceptable to NIB. The Borrower shall authorise, by a letter substantially in the form of Exhibit C, the Auditors to communicate directly with NIB at any time regarding the Borrower’s accounts and operations.

Section 5.06  Continuing Governmental and Other Approvals

The Borrower shall obtain and maintain in force (or, where appropriate, renew) all governmental, corporate, creditors’, shareholders’ and other necessary licenses, approvals, consents, filings, permits, rulings and registrations required for the purposes described in Sections 4.01(e) and 4.01(g). The Borrower shall perform and observe all the conditions and restrictions contained in, or imposed on the Borrower by, such licenses, approvals, consents, filings and registrations.

Section 5.07  Security

(a)	General. The Borrower shall create, perfect, maintain and, as appropriate, renew the Security in a manner satisfactory to NIB.

(b)	Existing Security. The Borrower shall, immediately upon receipt of the Existing Loans Repayment Confirmations and a copy of the executed Conditional Discharge, cooperate with, and assist, NIB and its counsel in discharging and releasing the Existing Security in a manner satisfactory to NIB, such that the Security shall become first ranking in priority and the Borrower shall take such other steps and actions as may be necessary or advisable to ensure that the Security becomes first ranking in a manner satisfactory to NIB.

(c)	Immovables. Each time that the Borrower acquires immovable tangible assets, in one or in a series of related transactions, having an aggregate value in excess of $3,000,000, the Borrower shall immediately notify NIB and shall (i) as soon as possible but in any event within thirty days, provide to NIB an Immovables Hypothec with respect to such immovable tangible assets shall apply for registration of such Immovables Hypothec in the appropriate registers (and deliver to NIB such register’s acknowledgment of such application being made) and (ii) shall take all steps to ensure such registration takes place as soon as possible, all in order to provide in favour of the Secured Parties a first priority security interest with respect to such immovable tangible assets.

(d)	Movables. Each six months after the date hereof, the Borrower shall provide to NIB an updated current list of all of the Borrower’s movable assets, tangible and intangible, including lists of Material Agreements in compliance with Section 4.1(e) of the Security Agreement Over Movables, and shall forthwith take any other steps and actions necessary or advisable to ensure that the Secured Parties have a first ranking security interest (subject only to Permitted Liens) in respect of all of the Borrower’s movable assets, tangible and intangible present and future, under the Security Agreement Over Movables in accordance with all requirements of Romanian law.

(e)	Shares. The Borrower shall take any action required of it in order that at all times 100% of the shares (and votes associated therewith) of the Borrower shall be effectively subject to the Security Agreement Over Shares, subject to Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares. The Borrower shall sign and register such documents and take such other steps as are necessary including without limitation complying with its obligations under the Security Agreement Over Shares to update the list of shares in respect of which a security interest is granted pursuant to the Security Agreement Over Shares and to ensure that the Security Agreement Over Shares applies in respect of any shares of the Borrower held by the Shareholders from time to time as necessary to comply with the foregoing requirement that at all times 100% of the total shares (and votes associated therewith) of the Borrower remain subject to the Security Agreement Over Shares subject to Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares.

(f)	Accounts. The Borrower shall ensure that at all times all payments made to the Borrower (including under any Project Agreement) are deposited in Borrower Accounts in respect of which the Secured Parties and Working Capital Lenders have a pledge or other security interest pursuant to the Security Agreement Over Accounts or, in respect of Borrower Accounts held in banks outside of Romania, such other Security Document as may be in form and substance satisfactory to NIB.

(g)	Roaming Revenues. To the extent the Borrower has any Lien in respect of any Deposit (as defined in the Offshore Accounts Charge), whether pursuant to the Cibernet Financial Net Settlement Regulations dated March 14, 1997 or otherwise, such Lien in favour of the Borrower shall in all respects be subordinate and postponed to the Security and the Borrower will take no action in respect of such Lien except any action specifically requested by the Senior Lenders.

(h)	Assignment of Subordinated Debt. If the Borrower delivers a notice to NIB pursuant to Section 3.09(f) in respect of any Permitted High Yield Back to Back Debt, and if the aggregate principal amount of all Permitted High Yield Back to Back Debt (including the Permitted High Yield Back to Back Debt identified in such notice) exceeds $150,000,000, and if

(i)	the Borrower specifies in such notice that an Assignment of Subordinated Debt will be provided to NIB in respect of all of the Borrower’s Permitted High Yield Back to Back Debt, or

(ii)	the Borrower specifies in such notice that such Assignment of Subordinated Debt will not be provided to NIB or does not specify in such notice whether such Assignment of Subordinated Debt will be provided to NIB, NIB requires in a notice delivered under Section 3.09(f) that the Borrower prepay in full the NIB Loan and the Borrower fails to make such prepayment contemporaneously with incurring the Permitted High Yield Back to Back Debt, then the Borrower shall ensure that NIB is provided with an Assignment of Subordinated Debt in respect of all of the Borrower’s Permitted High Yield Back to Back Debt prior to or contemporaneously with, and as a condition to, the Borrower incurring the Permitted High Yield Back to Back Debt identified in the notice delivered by the Borrower under Section 3.09(f).

(i)	Acknowledgement and Non-disturbance Agreement. The Borrower shall ensure that the Acknowledgement and Non-disturbance Agreement is entered into and a fully executed original thereof is delivered to NIB as soon as practicable and in any event within 30 days of the date hereof.

Section 5.08  Taxes

(a)	The Borrower shall pay when due all of its taxes, rates, charges and assessments, including without limitation any taxes, rates, charges and assessments against any of its properties, other than taxes, rates, charges or assessments which are being contested in good faith and by proper proceedings and as to which adequate reserves have been set aside for the payment thereof. The Borrower shall make timely filings of all tax returns and governmental reports required to be filed or submitted under any applicable law.

(b)	The Borrower shall pay all taxes (including stamp taxes), duties, fees or other charges payable on, or in connection with, the execution, issue, delivery, registration, legalisation or notarization of any Financing Agreement, any Project Agreement or any other document related to this Agreement. Upon notice from NIB, the Borrower shall pay to NIB, or reimburse NIB for, an amount equal to any such taxes, duties, fees or other charges levied on or paid by NIB.

Section 5.09  Project Agreements

The Borrower shall maintain all Project Agreements to which the Borrower is a party in full force and effect without material modification and perform its obligations under, and not commit any breach of or default under, any such Project Agreement. The Borrower shall promptly upon any proposed amendment of a Project Agreement, provide a copy of such amendment to NIB.

Section 5.10  Financial Ratios

(a)	The Borrower shall ensure that its financial condition shall be such that:

(i)	Total Financial Debt to EBITDA Ratio Subject to Section 5.10(b), the Total Financial Debt to EBITDA Ratio shall be less than or equal to 2.00.

(ii)	Senior Debt to EBITDA Ratio Subject to Section 5.10(b), from the date hereof up to and including 31 December 2004, the Senior Debt to EBITDA

Ratio shall be less than or equal to 1.50 and on each Quarter Date, after 31 December 2004 the Senior Debt to EBITDA Ratio shall be less than or equal to 1.25;

(iii)	Total Financial Debt Service Coverage Ratio Subject to Section 5.10(b), the Total Financial Debt Service Coverage Ratio shall be equal to or greater than 1.25;

(iv)	Senior Debt Service Coverage Ratio Subject to Section 5.10(b), the Senior Debt Service Coverage Ratio shall be equal to or greater than 1.40; and

(v)	Total Financial Debt to Equity Ratio Subject to Section 5.10(b), from the date hereof to and including 31 December 2003, the Total Financial Debt to Equity Ratio shall be equal to or less than 2.00 and on each Quarter Date after 31 December 2003, the Total Financial Debt to Equity Ratio shall be equal to or less than 1.75;

provided that the Borrower may cure any actual or anticipated breach of its covenants under this Section 5.10(a) by providing additional shareholder funding in the form of equity or Permitted Quasi Equity (such funding referred to as “Curative Equity”), which Curative Equity must be contributed prior to or within 30 days after the date of the breach, provided that such cure shall be used:

(A)	in aggregate, not more than four times;

(B)	not more than two times in any calendar year; and

(C)	not in each of any two consecutive Quarterly Periods.

For purposes of determining compliance with this Section 5.10(a), the amount of any Curative Equity permitted hereunder shall be included as a positive number in the determination of EBITDA as of the date on which such Curative Equity is contributed.

(b)	Financial Testing

The financial covenants set out in this Section 5.10 shall be tested on each Quarter Date by reference to the Financial Statements as of such date and each Compliance Certificate delivered pursuant to Section 5.13. The period of calculation in respect of which each of the ratios identified in paragraphs (a)(i) to (iv) above is to be calculated shall be each Quarterly Period and the immediately preceding three Quarterly Periods.

(c)	Accounting Terms

All accounting expressions which are not otherwise defined herein shall be construed in accordance with Generally Accepted Accounting Principles.

Section 5.11  Further Documents

The Borrower shall execute all such other documents and instruments and do all such other acts and things as NIB may reasonably determine are necessary or desirable to give effect to the provisions of the Financing Agreements and the Project Agreements and to cause the

Financing Agreements to be duly registered, legalised, notarised and stamped in any applicable jurisdiction. Without limiting the generality of the foregoing, the Borrower shall promptly provide to NIB certified translations into Romanian or into English, as applicable, of any such documents and instruments, or of any of the Financing Agreements, as requested by NIB from time to time. The Borrower hereby irrevocably appoints and constitutes NIB as the Borrower’s true and lawful attorney with right of substitution (in the name of the Borrower or otherwise) to execute such documents and instruments and to do such acts and things (if the Borrower fails to do so within such reasonable period of time as may be specified by NIB) in the name of and on behalf of the Borrower in order to carry out the provisions hereof.

Section 5.12  Costs and Expenses

(a)	The Borrower shall, whether or not any Disbursement is made, pay to NIB or as NIB may direct, within 30 days of NIB furnishing to the Borrower the invoice therefor, all reasonable out-of-pocket costs and expenses (including, without limitation, travel expenses and the fees and expenses of outside counsel to the Senior Lenders and the Agent and all other financial, accounting, engineering, environmental, insurance and other consulting fees and expenses) incurred by the Senior Lenders and the Agent in connection with the following three matters:

(1)	the assessment, preparation, negotiation and arrangement of the NIB Loan by NIB;

(2)	the preparation, review, negotiation, execution and, where appropriate, registration, legalization and notarization, as applicable, of the Financing Agreements, the Project Agreements, the other Material Agreements, and the Security and any other documents related thereto; and

(3)	the giving of any legal opinions hereunder.

(b)	In addition, the Borrower shall pay to NIB or as NIB may direct, on demand, all further fees, costs and expenses (including, without limitation, legal fees and expenses) incurred by NIB (in each case as may be set forth in an invoice along with any supporting documentation):

(1)	in the administration of the Financing Agreements;

(2)	in the determination of whether there has occurred an Event of Default or Potential Event of Default;

(3)	in respect of the preservation or enforcement of any of its rights under any Financing Agreement and the collection of any amount owing to NIB; and

(4)	in connection with the assessment, preparation, review, negotiation, execution and, where appropriate, registration and notarization of any amendment to or waiver of any Financing Agreement, any Project Agreement, any other Material Agreement, or any other document related thereto.

Section 5.13  Furnishing of Information

(a)	As soon as available but, in any event, within 45 days after the end of each Quarterly Period of each Financial Year, the Borrower shall furnish to NIB:

(1)	two copies of the Borrower’s complete unaudited Financial Statements for such Quarterly Period prepared in Dollars in accordance with Generally Accepted Accounting Principles and in Lei in accordance with RAS and in each case in a form satisfactory to NIB and, if requested by NIB, certified by an Authorized Signatory of the Borrower;

(2)	a management discussion and analysis of results for such Quarterly Period, including a report on any factors materially and adversely affecting or which might materially and adversely affect the Borrower’s business, operations or financial condition or a statement that there are no such factors;

(3)	a report, in a form satisfactory to NIB, acting reasonably, on the implementation and progress of the Project, including;

(i)	at all times from and after the date on which the Borrower obtains the UMTS License and until such time as the Borrower achieves UMTS License Compliance, a statement regarding the progress of the Borrower in meeting the conditions of the UMTS License (including without limitation, the coverage of the services provided by the Borrower’s UMTS Network and the coverage requirements imposed by the Ministry, if any), and identifying any cases of non-compliance with the UMTS License and any fines or penalties paid or imposed in respect thereof;

(ii)	the mark-to-market valuation of all hedging and similar derivative transactions outstanding on the last day of such Quarterly Period;

(iii)	a list of all hedging and similar derivative transactions outstanding as of the last day of such Quarterly Period with a notional amount whose USD Equivalent Amount is at least $20,000,000 entered into by the Borrower in such Quarterly Period;

(4)	a statement of all transactions, including without limitation in respect of any Subordinated Debt, and transfers between the Borrower and each of its Affiliates or Shareholders (or Affiliates thereof) during such Quarterly Period with a value in excess of $100,000 or the equivalent thereof in other currencies at then current rates of exchange or a statement that there were no such transactions; and

(5)	a Compliance Certificate, signed by an Authorized Signatory of the Borrower, certifying that the Borrower was in compliance with the financial covenants contained in Section 5.10 as of the end of such Quarterly Period or, as the case may be, detailing any non-compliance.

(b)	As soon as available but, in any event, within 120 days after the end of each Financial Year, the Borrower shall furnish to NIB:

(1)	two copies of the Borrower’s complete Financial Statements for such Financial Year, together with a report of the Auditors thereon, as prepared in Dollars in accordance with Generally Accepted Accounting Principles in a form satisfactory to NIB;

(2)	two copies of the Financial Statements for such Financial Year prepared in Lei in accordance with RAS, with the censors report thereon, in a form satisfactory to NIB;

(3)	a management letter from the Auditors commenting on, among other matters, the adequacy of the Borrower’s financial control procedures and accounting systems;

(4)	a Compliance Certificate, signed by the Auditors, certifying that the Borrower was in compliance with the financial covenants contained in Section 5.10 as of the end of such Financial Year or, as the case may be, detailing any non-compliance; and

(5)	a report, in form and scope satisfactory to NIB, on environmental, health and safety issues arising in relation to the Borrower and the Project during such Financial Year.

(c)	Within 30 days after the effective date of any new or renewed liability, property damage, business interruption, contractor’s all-risks and public liability insurance policy, the Borrower shall furnish to NIB an original certificate from the Borrower’s insurer or insurance broker indicating the properties insured, amounts and risks covered, names of the loss payees (including NIB), beneficiaries and assignees, name of the insurer and any special features of the new or renewed insurance policy.

(d)	Within 9 days after the end of each calendar month, the Borrower shall furnish to NIB monthly management accounts of the Borrower in the form to be agreed between the Borrower and NIB, which shall include Financial Statements and information regarding number of subscribers to the services provided by the Borrower’s Network minutes of use thereof and average revenue per user.

(e)	The Borrower shall provide to NIB at least 30 days prior to incurring any Subordinated Debt notice of such Subordinated Debt, identifying the person providing such Subordinated Debt, the principal amount of such Subordinated Debt and the principal terms thereof.

(f)	The Borrower shall promptly inform NIB of:

(1)	any proposed material change in the nature or scope of the Project or the business or operations of the Borrower;

(2)	any claim made by the Borrower under any insurance policy in an amount in excess of $1 million;

(3)	any event or condition (including, without limitation, any pending or threatened litigation, arbitration or administrative proceeding and any damage to or destruction of Project facilities) which might have a material adverse effect on the Project, the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its obligations under any Financing Agreement or Project Agreement; and

(4)	any communication by or with the Borrower or any Controlling Shareholder with or from the Ministry that is material in respect of each License, UMTS License Compliance and other compliance with the conditions of each License.

(g)	Within 15 days of receipt of any communication from the Ministry that is material and adverse in respect of UMTS License Compliance, the Borrower shall provide to NIB a detailed compliance remediation plan for the resolution of any compliance related issues identified in such communication, which plans shall include, inter alia, an identification of the UMTS License Compliance deficiencies, and a description of actions required to remedy the same, including detailed geographical and financial breakdowns; such compliance remediation plans shall be updated on a monthly basis within 15 days after the end of each month.

(h)	Immediately upon receipt by the Borrower of a certificate or other communication from the Ministry evidencing UMTS License Compliance, the Borrower shall furnish a copy of such certificate or communication to NIB.

(i)	Immediately upon the occurrence of any Event of Default or Potential Event of Default, the Borrower shall give NIB notice thereof specifying the nature of such Event of Default or Potential Event of Default and any steps the Borrower is taking to remedy the same.

(j)	Immediately upon the occurrence of any incident or accident relating to the Borrower or the Project likely to have a material adverse effect on the environment, health or safety, the Borrower shall give NIB notice thereof specifying the nature of such incident or accident and any steps the Borrower is taking to remedy the same. Without limiting the generality of the foregoing, an incident or accident is likely to have a material adverse effect on the environment, health or safety if any applicable law requires notification of such incident or accident to any governmental authority, such incident or accident involves fatality or multiple serious injuries requiring hospitalization or such incident or accident has become public knowledge whether through media coverage or otherwise.

(k)	The Borrower shall furnish to NIB with respect to each Financial Year the Borrower’s proposed one-year budget including capital expenditure plan within 30 days of its approval by the board of directors of the Borrower and in any event within 30 days after the end of each Financial Year.

(l)	The Borrower shall,

(1)	within 90 days after the end of each Financial Year, provide to NIB a certificate of an Authorised Signatory confirming (A) the amount of Distributions which the Borrower was permitted to make in accordance with Romanian law in respect of such Financial Year and (B) the Deferred Distribution Amount applicable in respect of the next Financial Year; and

(2)	within 9 days of each Quarter Date, provide to NIB a statement confirming the calculation of the amount calculated pursuant to Section 6.01(a)(3)(C) in respect of the Distribution Test Period ending on such Quarter Date.

(m)	As soon as available but, in any event, within 9 days of each Quarter Date, the Borrower shall provide to NIB a statement of its Cash and Cash Equivalents and calculation of Excess Cash Flow and Available Cash Balance as at such Quarter Date and the proposed distribution thereof in accordance with the terms of this Agreement.

(n)	The Borrower shall furnish promptly to NIB such other information as NIB may from time to time reasonably request. The Borrower shall permit representatives of NIB (including, without limitation, any consultants engaged by NIB) to visit the head office of the Borrower during normal business hours, with prior notice, or any of the other premises where the business of the Borrower is conducted or where the Borrower’s Network is located and to have access to the books of account and records of the Borrower.

Section 5.14  Procurement

The Borrower shall use procurement methods which ensure a sound selection of goods and services at fair market value and which ensure that the Borrower is making its capital investments in a cost effective manner.

Section 5.15  License Compliance

(a)	The Borrower shall be at all times in full compliance with all terms and conditions of the GSM License.

(b)	The Borrower shall, at all times after obtaining the UMTS License, achieve and maintain UMTS License Compliance.

Section 5.16  Repayment of Existing Loans Indebtedness; Conditional Discharges

The Borrower shall take all steps and actions to ensure that the Existing Loans Indebtedness is repaid on the date of first Disbursement of the Tranche I NIB Loan hereunder, and that simultaneously with such repayment, the Existing Loans Repayment Confirmations are delivered to the Conditional Discharge Escrow Agent and the Conditional Discharge is released from escrow.

ARTICLE VI — NEGATIVE COVENANTS

Unless NIB otherwise agrees in writing:

Section 6.01  Distributions

(a)	Except as expressly provided herein, the Borrower shall not pay any dividend, or make any distribution on its share capital, or purchase, redeem or otherwise acquire any shares of capital of the Borrower or any option over the same, or make any payment of principal or interest on any Permitted Quasi Equity (any such action referred to as a “Distribution”). Notwithstanding the foregoing, the Borrower may make a Distribution (other than a principal payment on Permitted Quasi Equity) but only provided that:

(1)	at the time of making such Distribution no Event of Default or Potential Event of Default has occurred and is continuing, and no Event of Default or Potential Event of Default shall occur immediately following such Distribution;

(2)	on the date of such Distribution and immediately thereafter the Borrower shall be in full compliance with the covenants set out in Section 5.10(a), provided that notwithstanding the proviso to Section 5.10(a), for purposes of this Section 6.01(a)(2) Curative Equity shall not be taken into account in determining compliance with Section 5.10(a);

(3)	Distributions shall not, at any time, exceed in aggregate the sum of:

(A)	the lesser of

(x)	Excess Cash Flow (calculated by reference to the four consecutive and complete Quarterly Periods ending on the last day of the Quarterly Period immediately preceding the date on which the Distribution is to take place, (such period is referred to as the “Distribution Test Period”)), less

(i)	the aggregate amount of all mandatory prepayments paid or payable pursuant to Section 3.09(d) on the four (4)Excess Cash Mandatory Prepayment Dates occurring on or prior to the date on which the Distribution is to take place, and

(ii)	the aggregate amount of Distributions out of Excess Cash Flow made within the 3 consecutive and complete Quarterly Periods ending on the last day of the Quarterly Period immediately preceding the date on which the Distribution is to take place; or

(y)	the Available Cash Balance, calculated at the end of such Quarterly Period, less the aggregate amount of all mandatory prepayments payable pursuant to Section 3.09(d) out of such Available Cash Balance;

(B)	the amount of net proceeds received by the Borrower in the Distribution Test Period from the issuance of Permitted High Yield Back to Back Debt less (i) the amount of the mandatory prepayments payable or paid to the Senior Lenders in respect of such net proceeds under Section 3.09(a) and (ii) the aggregate amount of Distributions made in respect of such net proceeds during the Distribution Test Period; and

(C)	in respect of each Quarterly Period of each Financial Year, from and after the Quarterly Period ending on 31 March 2003, the positive amount, if any, by which

(i)	the Deferred Distribution Amount calculated by reference to the end of the previous Financial Year,

            exceeds

(ii)	the aggregate amount, if any, paid as Distributions under this Section 6.01(a)(3)(C) in respect of such Deferred Distribution Amount;

      provided that

(x)	Distributions made in respect of any Distribution Test Period shall be deemed to be made (1) first, out of the applicable Deferred Distribution Amount, if any, (2) second, out of the proceeds of Permitted High Yield Back to Back Debt pursuant to Section 6.01(a)(3)(B), if any, and (3) third, out of Excess Cash Flow pursuant to Section 6.01(a)(3)(A), if any, and

(y)	the amount calculated pursuant to Section 6.01(a)(3)(C) in respect of any Quarterly Period shall be included in Distributions only to the extent the Borrower is in compliance with Romanian law requirements with respect to permitted Distributions in the Financial Year in which such Quarterly Period occurs.

(4)	Distributions shall occur not earlier than fifteen (15) days after the end of each Quarterly Period and not later than thirty (30) days after the end of each Quarterly Period, provided that

(A)	the first Distribution after the date hereof may, at the option of the Borrower take place (subject to the other terms of this Section 6.01) either on or after 15 September 2002 but prior to 30 September 2002 or on or after 15 October 2002 but prior to 30 October 2002, and

(B)	the second Distribution after the date hereof may, at the option of the Borrower take place (subject to the other terms of this Section 6.01) on or after 15 December 2002 but prior to 30 December 2002 or on or after 15 January 2003 but prior to 30 January 2003;

(5)	on the date of such Distribution and immediately thereafter the USD Equivalent Amount of the Cash and Cash Equivalents less the USD Equivalent Amount of the amounts paid or payable to the Senior

Lenders on such date in connection with the Senior Loans, if any, shall be greater than or equal to the Minimum Cash Balance;

(6)	neither of the following events has occurred on or prior to the date of such Distribution:

(A)	the creditors of any Operating Shareholder have exercised any pledge or other security interest they may have in or over any of the share capital, cash or accounts receivable of such Operating Shareholder, or

(B)	any Operating Shareholder has ceased to constitute a going concern or an Event of Default under Section 7.01(f) has occurred and is continuing with respect to any Operating Shareholder provided that for purposes of this Section 6.01(6)(B), Section 7.01(f) hereof shall be read to include all Operating Shareholders irrespective of whether they are also Shareholders;

(7)	no Distributions may occur in a Quarterly Period in which (a) the amount of Senior Loans to be prepaid under Section 3.09(d)(i) is less than the amount identified in Section 3.09(d)(i)(A) or (b) the amount of Senior Loans to be prepaid under Section 3.09(d)(ii) is less than the amount identified in Section 3.09(d)(ii)(A).

(b)	The Borrower shall not make any payments to any Operating Shareholder, or any Affiliate of any Operating Shareholder, other than (i) Distributions permitted under Section 6.01(a), and (ii) payments made to an Operating Shareholder in the ordinary course of business, on ordinary commercial terms, on the basis of arm’s length arrangements and involving an ordinary commercial price, whether under the Technical Services Agreements (as defined in the Share Retention and Subordination Deed) or otherwise, provided such payments do not exceed in the aggregate for all such persons $3,500,000 in any Financial Year.

Section 6.02  Financial Debt

(a)	The Borrower shall not incur, assume or permit to exist any Financial Debt except:

(1)	prior to the Existing Loans Repayment Date, the Existing Loans;

(2)	the Senior Loans;

(3)	any Working Capital Facilities (but only in an aggregate available amount not to exceed $20,000,000) (or the equivalent thereof in other currencies at then current rates of exchange);

(4)	subject to compliance with Section 3.09(f) and Section 5.07(h), Permitted High Yield Back to Back Debt;

(5)	Financial Debt incurred under guarantees of loans of employees of the Borrower, which guarantees are issued pursuant to and in accordance with an employee loan guarantee plan, which plan (i) shall not permit the aggregate obligations of the Borrower under guarantees issued pursuant to such plan to exceed $2,000,000 and (ii) the incurrence of such Financial Debt shall otherwise be on terms satisfactory to NIB, acting reasonably;

(6)	any interest rate or currency hedging or similar derivative transaction permitted under Section 6.04;

(7)	any indebtedness in connection with a conditional sales contract, hire purchase agreement or other instrument pursuant to which financing of the purchase price of equipment or another tangible asset is provided by a supplier to the Borrower, provided that such financing has a maturity of no longer than 180 days; and

(8)	any indebtedness to the Government of Romania or any governmental authority, arising in connection with deferred payment arrangements in respect of the acquisition of the UMTS License.

(b)	The Borrower shall not enter into any agreement or arrangement to guarantee or, in any way or under any condition, to become obligated for all or any part of any financial or other obligation of another person, except in the ordinary course of business and only up to an aggregate amount of $2,000,000.

(c)	The Borrower shall not pay any principal, interest or any other amount in respect of Permitted High Yield Back to Back Debt, other than interest payments permitted pursuant to Section 2.01(b)(iv) of the Share Retention and Subordination Deed provided that:

(1)	at the time of such payment, no Event of Default or Potential Event of Default has occurred and is continuing, and no Event of Default or Potential Event of Default shall occur immediately following such payment; and

(2)	at the time of such payment and immediately thereafter the Borrower shall be in full compliance with the covenants set out in Section 5.10(a).

Section 6.03  Liens

The Borrower shall not create or permit to exist any Lien on any property, revenues or other assets, present or future, of the Borrower, except:

(1)	at any time prior to the Existing Security Discharge Date, the Existing Security;

(2)	the Security;

(3)	any tax or other non-consensual Lien arising by operation of law or other statutory Lien arising in the ordinary course of business, provided that such Lien (other than a Lien for a sum which is not yet delinquent) is discharged within 60 days after the date it is created or, if the validity or amount of such Lien or the sum secured by such Lien is being contested in good faith and by proper proceedings and adequate reserves have been set aside for the payment of such sum, within 60 days after final adjudication;

(4)	any Lien on the Borrower Accounts and offshore roaming revenues to the extent required to secure the Working Capital Facilities; and

(5)	rights of any Hedge Provider providing hedging facilities pursuant to a Hedging Agreement in relation to the NIB Loan, the EBRD Loan or the EDC Loan, to share in the Security on a pari passu basis with the Senior Lenders, such sharing to be on terms and conditions otherwise acceptable to NIB, provided that such Hedge Provider shall become a party to the Security Sharing and Intercreditor Agreement and the Security Documents provided that the amount of such proceeds cannot exceed in the aggregate for all such Hedge Providers and hedging facilities $30 million.

provided, however, that the aggregate of the debt secured by the Liens securing indebtedness to Working Capital Lenders shall only be permissible to the extent necessary to secure on a first priority basis (subject to the Existing Security) such debt up to an amount not exceeding in aggregate $20 million and provided further that such Working Capital Lenders shall have no further entitlement to security, including under the Security, and that the Working Capital Lenders become parties to the Security Sharing and Intercreditor Agreement on terms satisfactory to the Senior Lenders.

Section 6.04  Derivative Transactions

The Borrower shall not enter into any interest rate or currency swap, interest rate cap or collar, forward rate agreement or other interest rate, currency or commodity hedge or similar derivative transaction, other than any interest rate or currency hedging against interest rate or currency risks directly arising out of the Senior Loans or in connection with vendor invoices of the Borrower in the ordinary course of business on terms consistent with the Hedging Plan and with counterparts which have a Standard & Poor’s Rating Services credit rating of their long-term unsecured debt of at least “A”, or is otherwise of credit quality acceptable to NIB. The Borrower shall promptly inform NIB of any hedging transaction entered into with respect to the Senior Loans when entered into and shall promptly furnish to NIB a copy of the Hedging Agreement related thereto.

Section 6.05  Arm’s Length Transactions

The Borrower shall not enter into any transaction with any person except in the ordinary course of business, on ordinary commercial terms and on the basis of arm’s-length arrangements, or enter into any transaction whereby the Borrower would pay more than the ordinary commercial price for any purchase or would receive less than the full ex-works commercial price (subject to normal trade discounts) for its products or services.

Section 6.06  Profit-sharing and Management Arrangements

(a)	The Borrower shall not enter into any partnership, profit-sharing or royalty agreement or other similar arrangement whereby the Borrower’s income or profits are, or might be, shared with any other person, other than Shareholders under conditions expressly set forth in the Project Agreements or Financing Agreements, and other than (1) any stock option plan of the Borrower, which (i) only permits the purchase of shares or exercise of options in conjunction with or after a Public Offering or a Public Secondary Sale of the Borrower, (ii) caps the number of shares to be issued under such plan at no greater than 5% of the total issued and outstanding share capital of the Borrower at the relevant time, (iii) applies only to employees of the Borrower at specified seniority levels and specified consultants of the Borrower and (iv) is otherwise acceptable to NIB, or (2) any compensation arrangement applicable to persons identified in paragraph (1)(iii) above, and acceptable to NIB that has, in substance, the same effect and restrictions as to value as a stock option plan identified in paragraph (1) above.

(b)	The Borrower shall not enter into any management contract or similar arrangement whereby its business or operations are managed by any other person, other than with Shareholders under the conditions detailed in the Project Agreements.

Section 6.07  Investments

(1)	The Borrower shall not form or have any Subsidiary.

(2)	The Borrower shall not make or permit to exist loans or advances to, or deposits (other than bank deposits in Dollars, Euro or Lei with maturity of less than 90 days made in the ordinary course of business with reputable banks) with, other persons or investments in any person or enterprise; provided, however, that the Borrower may invest cash balances in the Borrower Accounts in excess of the Minimum Cash Balance in Permitted Treasury Investments.

(3)	The Borrower shall ensure that at all times the representation and warranty contained in Section 2.02(b) is true and correct.

Section 6.08  Project Agreements

The Borrower shall not terminate, amend or grant any waiver in respect of any material provision of any Project Agreement to which it is a party or consent to any assignment of any Project Agreement by any other party thereto.

Section 6.09  Changes in Business and Capital

(a)	The Borrower shall not make changes, or permit changes to be made, to the nature of its present and presently contemplated business or operations or change the nature or scope of the Project. The Borrower shall not carry out any business or activity other than businesses or activities substantially related to the Project.

(b)	The Borrower shall not make changes, or permit changes to be made, to its capital other than (i) pursuant to Distributions permitted under Section 6.01, (ii) contributions of equity or Permitted Quasi Equity and (iii) share repurchases permitted under Section 4.04 of the Share Retention and Subordination Deed, subject in the case of (iii) to Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares.

Section 6.10  Prepayment of Long-term Debt

The Borrower shall not (whether voluntarily or involuntarily) make any prepayment, repurchase or early redemption of any Long-term Debt or make any repayment of any Long-term Debt pursuant to any provision of any agreement or note which provides directly or indirectly for acceleration of repayment in time or amount, unless in any such case it shall contemporaneously make a proportionate prepayment of the principal amount then outstanding of the NIB Loan in accordance with the provisions of Section 3.09 (except that there shall be no minimum amount or notice period for such prepayment).

Section 6.11  Sale of Assets; Merger

(a)	The Borrower shall not sell, transfer, lease or otherwise dispose of all or a substantial part (as determined by NIB in its reasonable discretion) of its assets (whether in a single transaction or in a series of transactions, related or otherwise).

(b)	The Borrower shall not undertake or permit any merger, consolidation or reorganization.

Section 6.12  Shareholders Register

The Borrower shall not record any entry in the shareholders register of the Borrower of any kind whatsoever including, without limitation, in respect of any security interest in any of the share capital of the Borrower, transfer of shares or issuance of shares (a) without providing to NIB at least five (5) Business Days prior notice in respect of such entry and within five (5) Business Days after such entry is made a copy of the shareholders register of the Borrower reflecting such entry, and (b) without certifying to NIB in such notice that after such entry is made, 100% of the share capital of the Borrower, subject to Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares, shall be subject to the Security Agreement Over Shares.

Section 6.13  Public Offering or Public Secondary Sale

No shares in the share capital of the Borrower shall be sold in a Public Offering or Public Secondary Sale unless:

(a)	if no prepayment is made under Section 3.09(b), more than 75% of the share capital of the Borrower is subject to the Security after giving effect to such Public Offering or Public Secondary Sale; and

(b)	if a prepayment as required under Section 3.09(b) is made, such percentage of shares in the capital of the Borrower as is required under Section 3.09(b) is subject to the Security.

ARTICLE VII — EVENTS OF DEFAULT

Section 7.01  Events of Default

Each of the following events and occurrences shall constitute an Event of Default under this Agreement:

(a)	Payments. The Borrower fails to pay when due any principal of or interest on, the NIB Loan as required by this Agreement.

(b)	Covenants. The Borrower or any other party (other than the Senior Lenders, or the Agent) repudiates or fails to perform in a timely manner any of its obligations under any Financing Agreement (other than the Security Sharing and Intercreditor Agreement), such repudiation or such failure to perform any such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such repudiation or such failure to perform has continued for (1) a period of 30 days in respect of a breach of Section 5.10(a) of any of the Senior Loan Agreements, or (2) a period of 15 days in respect of all other breaches, in each case after the earlier of the date upon which (i) the Borrower has become aware of the same or (ii) notice thereof has been given to the Borrower by NIB.

(c)	Project Agreements. Any party (other than the Senior Lenders) fails to perform in a timely manner any of its obligations under any Project Agreement, the failure to perform such obligation is not referred to elsewhere in this Section 7.01 and, if capable of remedy, such failure to perform has continued for a period of 30 days after the earlier of the date upon which (i) the Borrower has become aware of the same, and (ii) notice thereof has been given to the Borrower by NIB, and, in either case, such failure to perform has a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement.

(d)	Representations. Any representation or warranty made or confirmed by the Borrower or any Shareholders or Operating Shareholders in any Financing Agreement or Project Agreement was false or misleading when made or confirmed.

(e)	Nationalisation. Any government or governmental authority condemns, nationalises, seizes or otherwise expropriates all or any substantial or significant part of the property or other assets of the Borrower or of its share capital, or assumes custody or control of such property or other assets or of the business or operations of the Borrower or of its share capital, or acquires majority ownership of the Borrower, or takes any action for the dissolution or disestablishment of the Borrower or any action that would prevent the Borrower or its officers from carrying on the Borrower’s business or operations or a substantial part thereof.

(f)	Bankruptcy. A decree or order by a court is entered against (i) the Borrower, (ii) ClearWave, or (iii) any Operating Shareholder which is a Shareholder or which is a holder of Permitted High Yield Back to Back Debt (any such party referred to in Subparagraph (i), (ii) or (iii), a “Relevant Person”) adjudging any Relevant Person bankrupt or insolvent or ordering the winding up or liquidation of its affairs; or a petition is filed seeking reorganization, administration, arrangement, adjustment, composition or liquidation of or in respect of any Relevant Person under any applicable law (unless, if such petition is filed by a party other than the Borrower or any Operating Shareholder, is not consented to by the Borrower or any Operating Shareholder, and is, in the opinion of NIB acting reasonably, frivolous or vexatious, such petition is vacated or discharged within 90 days (in case of a petition filed in Romania) or 30 days (in case of a petition filed in any jurisdiction other than Romania) of such filing); or a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official is appointed over or in respect of any Relevant Person or any substantial part of its property or assets or any Relevant

Person institutes proceedings to be adjudicated bankrupt or insolvent, or consents to the institution of bankruptcy or insolvency proceedings against it, or files a petition or answer or consent seeking reorganization, administration, relief or liquidation under any applicable law, or consents to the filing of any such petition or to the appointment of a receiver, administrator, liquidator, assignee, trustee, sequestrator, secured creditor or other similar official of any Relevant Person or of any substantial part of its property, or makes an assignment for the benefit of creditors, or admits in writing its inability to pay its debts generally as they become due; or any other event occurs which under any applicable law would have an effect analogous to any of the events listed in this Section.

(g)	Financial Debt. Any Financial Debt of the Borrower (other than the NIB Loan) which exceeds $1,000,000 or any Financial Debt of any holder of Permitted High Yield Back to Back Debt in excess of $50,000,000 is not paid when due; or a default of any nature occurs under any agreement pursuant to which there is outstanding any such Financial Debt, such default continues beyond any original applicable period of grace and the holder of such Financial Debt is entitled to accelerate such Financial Debt; or any such Financial Debt becomes prematurely due and payable or is placed on demand.

(h)	Adverse Change. Any circumstance or event occurs which, in the reasonable opinion of NIB, is likely to have a material adverse effect on the Project, the business, operations or financial condition of the Borrower, or the ability of the Borrower to perform any of its obligations under any Financing Agreement.

(i)	Termination or Adverse Amendment of the Licenses. Either License is terminated or amended by the Ministry in a manner which, in NIB’s sole discretion, has a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement, or, if the Ministry gives notice of its intention to so terminate or amend either License, the earlier to occur of (i) such termination or amendment or (ii) the date which is 90 days from the date on which the Ministry gives notice of such intention..

(j)	Interconnection Agreements. The Romtelecom Interconnection Agreement or the Orange Romania Interconnection Agreement terminates or expires and is not renewed, or is amended or renewed in a manner that has a material adverse effect on the ability of the Borrower to perform any of its obligations under this Agreement, unless prior to such termination or non-renewal alternative arrangements in respect of the matters to which the Romtelecom Interconnection Agreement or the Orange Romania Interconnection Agreement, as applicable, relates have been made which are satisfactory to NIB acting reasonably.

(k)	Judgement. A final judgement or order for the payment of money in excess of $5,000,000 (or its equivalent in other currencies at then current rates of exchange) is rendered against the Borrower or its properties and such judgement or order shall continue unsatisfied or unstayed for a period of 15 consecutive days.

(l)	Security Agreement Over Shares. Subject to Section 4.05 of the Share Retention and Subordination Deed and Section 4.4 of the Security Agreement Over Shares, at any time the following condition fails to be met, and such failure has continued for a period of 30 days after notice thereof has been given to the Borrower by NIB: 100%

of the shares in the capital of the Borrower shall remain effectively subject to the security interest in favour of the Senior Lenders pursuant to the Security Agreement Over Shares.

(m)	Illegality. At any time it is or becomes unlawful for the Borrower to perform or comply with any or all of its obligations under any of the Project Agreements or any of the obligations of the Borrower under any of the Project Agreements are not or cease to be legal, valid, binding and enforceable.

(n)	Change in Control. At any time ClearWave’s Majority Shareholder or any Controlling Shareholder is in breach of Section 4.01, 4.02 or 4.03 of the Share Retention and Subordination Deed.

Section 7.02  Acceleration and Cancellation

Upon the occurrence of an Event of Default, at any time thereafter, NIB may by notice to the Borrower:

(a)	declare all or any portion of the principal of and accrued interest on, the NIB Loan (together with any other amounts accrued or payable under this Agreement the “Declared Amount”) to be immediately due and payable whereupon the same shall become so due and payable, or declare all or any part of the Declared Amount to be due and payable on demand by NIB without any presentment, demand or protest of any kind, all of which are hereby expressly waived by the Borrower; and/or

(b)	declare that any undrawn portion of the NIB Loan shall be cancelled, whereupon the same shall be cancelled.

Section 7.03  Disbursements Due on Demand

If, pursuant to Section 7.02 NIB declares all or any part of the Declared Amount to be due and payable on demand of NIB then, and at any time thereafter, NIB may by notice to the Borrower:

(a)	require repayment of all or such part of the Declared Amount on such date as it may specify in such notice (whereupon the same shall become due and payable on the date specified together with accrued interest thereon and any other sums then owed by the Borrower hereunder) or withdraw its declaration with effect from such date as it may specify; and/or

(b)	select as the duration of any Interest Period which begins whilst such declaration remains in effect a period of six months or less.

Section 7.04  Automatic Acceleration

If the Borrower becomes voluntarily or involuntarily dissolved or bankrupt (however such bankruptcy may be evidenced), the principal of, and all accrued interest on, the NIB Loan (together with any other amounts accrued or payable under this Agreement) shall thereupon become immediately due and payable (anything in this Agreement to the contrary notwithstanding) without any presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

ARTICLE VIII — MISCELLANEOUS

Section 8.01  Term of Agreement

This Agreement shall continue in force until the date that the obligation of NIB to make Disbursements hereunder has terminated in accordance with the terms hereof or, if later, until all moneys payable hereunder have been fully paid in accordance with the provisions hereof; provided that the indemnities and warranties of the Borrower shall survive repayment of the NIB Loan and termination of this Agreement.

Section 8.02  Entire Agreement; Amendment and Waiver

This Agreement and the documents referred to herein constitute the entire obligation of the parties hereto with respect to the subject matter hereof and shall supersede any prior expressions of intent or understandings with respect to this transaction. Any amendment to, waiver by NIB of any of the terms or conditions of or consent given by NIB under, this Agreement (including, without limitation, this Section 8.02) shall be in writing, signed by NIB and, in the case of an amendment, by the Borrower. In the event that NIB waives a condition to any Disbursement, the Borrower shall, by receiving the proceeds of such Disbursement, be deemed to have agreed to all of the terms and conditions of such waiver.

Section 8.03  Notices

(a)	Communications in writing. Any communication to be made under or in connection with this Agreement shall be made in writing and unless otherwise stated, may be made by fax, letter or, subject to Section 8.03(d), electronic mail.

(b)	Addresses. The address, fax number or e-mail address (and the department or officer, if any, for whose attention the communication is to be made) of each party for any communication or document to be made or delivered under or in connection with this Agreement is:

For the Borrower:

MobiFon S.A. City Business Centre 3 Nerva Traian Street Complex M l01, Sector 3 Bucharest, Romania

Attention: Chief Financial Officer Fax: (40) (21) 302-1455 E-mail: To be notified by the Borrower

For NIB:

Nordic Investment Bank P.O. Box 249 FIN-00171 Helsinki Finland

Attention: Tarja Kylanpaa/ Eva Sandstrom Fax: 358 9 622 1504 E-mail: To be notified by NIB or any substitute address, fax number or e-mail address or department or officer as the Borrower may notify to NIB (or NIB may notify to the Borrower if a change is made by NIB) by not less than five Business Days’ notice.

(c)	Delivery. Any communication or document made or delivered by one person to another under or in connection with this Agreement will only be effective:

(i)	if by way of fax, when received in legible form; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address; or

(iii)	if by way of e-mail, when a delivery receipt is received by the sender confirming that the e-mail has been delivered to the recipient’s correct e-mail address;

and, if a particular department or officer is specified as part of its address details provided under Section 8.03(b), if addressed to that department or officer.

Any notice delivered in accordance with this Section 8.03 after 4:00 p.m. on a Business Day, or on a day which is not a Business Day, will be deemed to have been delivered at 10:00 a.m. on the next Business Day.

(d)	Limitation on use of electronic mail. Electronic mail may only be used for communications to be made under or in connection with the following Sections of this Agreement:

(i)	Section 5.13(a)(1), (2), (3) and (4);

(ii)	Section 5.13(d);

(iii)	Section 5.13(e);

(iv) Section 5.13(k);

(v) Section 5.13(l)(2); and

(vi) Section 5.13(m).

If the Borrower supplies NIB with Financial Statements pursuant to Section 5.13 by e-mail, the Borrower shall supply a hard copy of those Financial Statements within 5 Business Days to NIB if NIB notifies the Borrower that it requires a hard copy of those Financial Statements.

(e)	Use of websites.

(1)	Except as provided below, the Borrower may deliver any information identified in Section 8.03(d) to NIB by posting it on to an electronic website if:

(i)	NIB and the Borrower agree;

(ii)	NIB designates an electronic website for this purpose;

(iii)	both the Borrower and NIB are aware of the address of and any relevant password specifications for the website; and

(iv) the information posted is in a format agreed between the Borrower and NIB.

(2)	Notwithstanding the above, the Borrower must supply to NIB in paper form a copy of any information posted on the website:

(i)	if so requested to do so by NIB; and

(ii)	if so required by a governmental requirement.

In both cases within ten (10) Business Days of receipt of the request.

(3)	The Borrower must promptly upon becoming aware of its occurrence, notify NIB if:

(i)	the website cannot be accessed;

(ii)	the website or any information on the website is infected by any electronic virus or similar software;

(iii)	the relevant password specification for the website is changed; or

(iv) any information is posted on the website or amended after being posted.

In the circumstances in paragraphs (i) or (ii) above occur, the Borrower must supply any information required under this Agreement in paper form.

Section 8.04  English Language

All documents to be furnished or communications to be given or made under this Agreement shall be in the English language or, if in another language, shall be accompanied by a translation into English certified by the Borrower, which translation shall be the governing version between the Borrower and NIB.

Section 8.05  Financial Calculations

All financial calculations to be made under, or for the purposes of this Agreement shall be made in accordance with Generally Accepted Accounting Principles and, except as otherwise required to conform to the definitions contained in Article I or any other provisions of this

Agreement, shall be made using the then most recently issued quarterly Financial Statements which the Borrower is required to furnish to NIB from time to time under Section 5.13(a); provided, however, that:

(1)	if the relevant quarterly Financial Statements should be in respect of the last quarter of a Financial Year then, at NIB’s option, such calculations may instead be made from the audited Financial Statements for the relevant Financial Year; and

(2)	if there should occur any material adverse change in the financial condition of the Borrower after the end of the period covered by the relevant Financial Statements, then such material adverse change shall also be taken into account in calculating the relevant figures.

Section 8.06  Rights, Remedies and Waivers

(a)	The rights and remedies of NIB in relation to any misrepresentations or breach of warranty on the part of the Borrower shall not be prejudiced by any investigation by or on behalf of NIB into the affairs of the Borrower, by the execution or the performance of this Agreement or by any other act or thing which may be done by or on behalf of NIB in connection with this Agreement and which might, apart from this Section, prejudice such rights or remedies.

(b)	No course of dealing or waiver by NIB in connection with any condition of disbursement under this Agreement shall impair any right, power or remedy of NIB with respect to any other condition of disbursement or be construed to be a waiver thereof.

(c)	No action of NIB in respect of any Disbursement shall affect or impair any right, power or remedy of NIB in respect of any other Disbursement. Without limiting the foregoing, the right of NIB to require compliance with any condition under this Agreement which may be waived by NIB in respect of any Disbursement is, unless otherwise notified to the Borrower by NIB, expressly preserved for the purposes of any subsequent Disbursement.

(d)	No course of dealing and no delay in exercising, or omission to exercise, any right, power or remedy accruing to NIB upon any default under this Agreement or any other agreement shall impair any such right, power or remedy or be construed to be a waiver thereof or an acquiescence therein. No single or partial exercise of any such right, power or remedy shall preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No action of NIB in respect of any such default, or acquiescence by it therein, shall affect or impair any right, power or remedy of NIB in respect of any other default.

(e)	The rights and remedies provided in this Agreement and the other Financing Agreements are cumulative and not exclusive of any other rights or remedies, whether provided by applicable law or otherwise.

Section 8.07  Indemnification

(a)	The Borrower assumes full liability for, and agrees to and shall indemnify and hold harmless NIB and its officers, directors, employees, agents and servants against and from any and all liabilities, obligations, losses, damages (compensatory, punitive or otherwise), penalties, claims, actions, taxes, duties, suits, costs and expenses (including, without limitation, reasonable legal counsel’s fees and expenses and costs of investigation including, where applicable, VAT) of whatsoever kind and nature (as the same is described in a notice provided by NIB to the Borrower in respect thereof) including, without prejudice to the generality of the foregoing, those arising in contract or tort (including, without limitation, negligence) or by strict liability or otherwise, which are imposed on, incurred by or asserted against NIB or any of its officers, directors, employees, agents or servants (whether or not also indemnified by any other person under any other document) and which in any way relate to or arise out of, whether directly or indirectly:

(1)	any of the transactions contemplated by any Financing Agreement, Project Agreement, or other Material Agreement or the execution, delivery or performance thereof;

(2)	the operation or maintenance of the Borrower’s facilities or the ownership, control or possession thereof by the Borrower; or

(3)	the exercise by NIB of any of its rights and remedies under any of the Financing Agreements;

provided that NIB shall not have any right to be indemnified hereunder for its own recklessness or wilful misconduct.

(b)	The Borrower acknowledges that NIB is entering into this Agreement and has acted solely as a lender, and not as an advisor, to the Borrower. The Borrower represents and warrants that, in entering into the Financing Agreements, it has engaged, and relied upon advice given to it by, its own legal, financial and other professional advisors and it has not relied on and will not hereafter rely on any advice given to it by NIB.

(c)	If any sum (a “Sum”) due from the Borrower under this Agreement or any order, judgment or award given or made in relation hereto has to be converted from the currency (the “First Currency”) in which such Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against the Borrower;

(ii)	obtaining an order, judgment, award or decision in any court, arbitral proceedings or other tribunal; or

(iii)	enforcing any order, judgment, award or decision given or made in relation hereto,

the Borrower shall indemnify NIB for any Sum which is due to NIB from and against any loss suffered or incurred as a result of any discrepancy between (a) the rate of exchange used for such purpose to convert such Sum from the First Currency into the Second Currency and (b) the rates of exchange available to NIB at the time of receipt of such Sum.

(d)  Set-off:

(i)	Contractual Set-off. The Borrower authorizes NIB to apply any amounts owed by NIB to the Borrower in satisfaction of any sum due and payable from the Borrower to NIB hereunder but unpaid. For this purpose, NIB is authorized to purchase with the moneys standing to the credit of any such account such other currencies as may be necessary to effect such application;

(ii)	Set-off not Mandatory. NIB shall not be obliged to exercise any right given to it by Section 8.07(d)(i).

Section 8.08  Governing Law

This Agreement shall be governed by and construed in accordance with the laws of England.

Section 8.09  Arbitration and Jurisdiction

(a)	Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be one arbitrator and the appointing authority shall be the London Court of International Arbitration. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The parties hereby waive any rights under the Arbitration Act 1996 to appeal any arbitration award to, or to seek determination of a preliminary point of law by, the Courts of England. The arbitral tribunal shall not be authorised to take or provide, and the Borrower agrees that it shall not seek from any judicial authority, any interim measures of protection or pre-award relief against NIB, any provisions of UNCITRAL Arbitration Rules notwithstanding. The arbitral tribunal shall have authority to consider and include in any proceeding, decision or award any further dispute properly brought before it by NIB or the Borrower insofar as such dispute arises out of any Financing Agreement, but, subject to the foregoing, no other parties or other disputes shall be included in, or consolidated with, the arbitral proceedings. In any arbitral proceeding, the certificate of NIB as to any amount due to NIB under any Financing Agreement shall be prima facie evidence of such amount.

(b)	Notwithstanding Section 8.09(a), this Agreement and the other Financing Agreements, and any rights of NIB arising out of or relating to this Agreement or any other Financing Agreement, may, at the option of NIB, be enforced by NIB in the courts of Romania or in any other courts having jurisdiction. For the benefit of NIB, the Borrower hereby irrevocably submits to the non-exclusive jurisdiction of the courts of England with respect to any dispute, controversy or claim arising out of or relating to this Agreement or any other Financing Agreement, or the breach, termination or invalidity hereof or thereof. The Borrower hereby irrevocably designates, appoints and empowers The Law Debenture Corporate Services Limited at its registered office (being, on the date hereof, at 100 Wood Street, 5th Floor,

London EC2V 7EX, England) to act as its authorised agent to receive service of process and any other legal summons in England for purposes of any such action or proceeding. The Borrower hereby irrevocably consents to the service of process or any other legal summons out of such courts by mailing copies thereof by registered airmail postage prepaid to its address specified herein. The Borrower covenants and agrees that, so long as it has any obligations under this Agreement, it shall maintain a duly appointed agent to receive service of process and any other legal summons in any legal action or proceeding brought by NIB in England in respect of any Financing Agreement and shall keep NIB advised of the identity and location of such agent. Nothing herein shall affect the right of NIB to commence legal actions or proceedings against the Borrower in any manner authorised by the laws of any relevant jurisdiction. The commencement by NIB of legal actions or proceedings in one or more jurisdictions shall not preclude NIB from commencing legal actions or proceedings in any other jurisdiction, whether concurrently or not. The Borrower irrevocably waives any objection it may now or hereafter have on any grounds whatsoever to the laying of venue of any legal action or proceeding and any claim it may now or hereafter have that any such legal action or proceeding has been brought in an inconvenient forum.

Section 8.10  Privileges and Immunities of NIB

Nothing in this Agreement shall be construed as a waiver, renunciation or other modification of any immunities, privileges or exemptions of NIB accorded under the Agreement among Denmark, Finland, Iceland, Norway and Sweden regarding Nordic Investment Bank dated October 23, 1998 and the Agreement for Financial Cooperation between the Romanian Government and NIB dated August 26, 1998, international convention or any applicable law.

Section 8.11  Waiver of Sovereign Immunity

The Borrower represents and warrants that this Agreement and the incurring by the Borrower of NIB Loan are commercial rather than public or governmental acts and that the Borrower is not entitled to claim immunity from legal proceedings with respect to itself or any of its assets on the grounds of sovereignty or otherwise under any law or in any jurisdiction where an action may be brought for the enforcement of any of the obligations arising under or relating to this Agreement. To the extent that the Borrower or any of its assets has or hereafter may acquire any right to immunity from set-off, legal proceedings, attachment prior to judgement, other attachment or execution of judgement on the grounds of sovereignty or otherwise, the Borrower hereby irrevocably waives such rights to immunity in respect of its obligations arising under or relating to this Agreement.

Section 8.12  Successors and Assigns; Third Party Rights.

(a)	Binding Agreement. This Agreement shall be binding upon and enure to the benefit of each party hereto and its or any subsequent successors and transferees.

(b)	No Assignments and Transfers by the Borrower. The Borrower shall not be entitled to assign or transfer all or any of its rights, benefits and obligations hereunder.

(c)	Assignments and Transfers. NIB may, at any time, (i) assign any of its rights and benefits hereunder, or (ii) transfer by novation any of its rights, benefits and obligations hereunder, provided that in respect of transfers (save in the case of any transfer (a) to any subsidiary or holding company of NIB, (b) after the occurrence of the final Disbursement hereunder, the suspension or cancellation of the NIB Loan, or an Event of Default or Potential Event of Default, or (c) which occurs after the end of the Tranche II Commitment Period) and subject as provided in Section 8.12(d), no such assignment or transfer may be made without the prior written consent of the Borrower, such consent not to be unreasonably withheld or delayed.

(d)	Deemed Consent. Any consent required to be given by a party under Section 8.12(c) shall be deemed to have been given unless such party shall have notified the requesting party to the contrary within five (5) Business Days of the request for such consent.

(e)	Third Party Rights. Except as provided in Section 8.12(a) or 8.12(b), a person who is not a party to this Agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999. Notwithstanding any term of this Agreement, the consent of any third party is not required for any variation (including any release or compromise of any liability under) or termination of this Agreement.

Section 8.13  Disclosure

NIB may disclose such documents, information and records regarding the Borrower and this transaction (including, without limitation, copies of any Financing Agreements and Project Agreements) as NIB deems appropriate in connection with any dispute involving the Borrower or any other party to a Financing Agreement, for the purpose of preserving or enforcing any of NIB’s rights under any Financing Agreement or collecting any amount owing to NIB or in connection with any proposed sale, transfer, assignment, novation or other disposal contemplated by Section 8.12.

Section 8.14  Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto, acting through their duly authorised representatives, have caused this Agreement to be signed in their respective names as of the date first above written.

MOBIFON S.A.

By:	Name: James J. Jackson Title: Senior Vice President and Chief Financial Officer

NORDIC INVESTMENT BANK

By:	Name: Tarja Kylanpaa Title: Vice President

By:	Name: Ebbe Thalin Title: Vice President

Exhibit A — Form of Disbursement Application — NIB Loan

[To Be Typed on Letterhead of the Borrower]

[Date]

Nordic Investment Bank

P.O. Box 249
FIN-00171 Helsinki
Finland
Attention: Tarja Kylanpaa/ Eva Sandstrom
Fax: 358 9 622 1504

Subject:

                    Disbursement Application No.                               1

Sir/ Madam:

2.	Please refer to the loan agreement dated 27 August 2002 (the “Loan Agreement”) between MobiFon S.A. (the “Borrower”) and Nordic Investment Bank (“NIB”).

3.	Expressions defined in the Loan Agreement shall bear the same meanings herein.

4.	We hereby request the following Disbursement of the [Tranche I NIB Loan]/[Tranche II NIB Loan] in accordance with the provisions of the Loan Agreement:

Amount (in figures and words):

Value Date:	[As soon as possible, on a date selected
by	NIB in its discretion, but not later than][2]
[3]

Payment Instructions (Borrower’s Banking Details):
Borrower’s Account Name:
Borrower’s Account Number:
Borrower’s Bank Name:
Borrower’s Bank Address:

Borrower’s Bank Correspondent Details:
Correspondent’s Name:[4]
Correspondent’s Address:

Borrower’s Bank’s Account Name:

[1]	Each application must be numbered in series.

[2]	If the disbursement is required for a specific value date, this bracketed language may be deleted.

[3]	This date must not be earlier than 8 Business Days (except in respect of the Disbursement of the Tranche I NIB Loan, in which case 5 Business Days) after the date the disbursement application is delivered to NIB.

[4]	Name of bank in country of Loan Currency.

Borrower’s Bank’s Account Name:
Reference:

5.	For the purposes of Section 4.03(b) of the Loan Agreement, we hereby represent and warrant that:

(a)	all agreements, documents and instruments delivered to NIB pursuant to Section 4.01 of the Loan Agreement are in full force and effect and unconditional (except for the Loan Agreement having become unconditional, if that is a condition of any such agreement);

(b)	the representations and warranties made by the Borrower in the Financing Agreements and Project Agreements are true on and as of the date hereof with the same effect as though such representations and warranties had been made on and as of the date hereof;

(c)	no Event of Default or Potential Event of Default has occurred and is continuing or is imminent;

(d)	the Borrower will not, as a result of such Disbursement, be in violation of its Charter, any provision contained in any material agreement or instrument to which the Borrower is a party (including the Loan Agreement) or by which the Borrower is bound or any law applicable to the Borrower;

(e)	nothing has occurred which might have a material adverse effect on the Project, the Borrower’s business, operations or financial condition or the ability of the Borrower to perform any of its obligations under any Financing Agreement or Project Agreement; and

(f)	the proceeds of such Disbursement are needed by the Borrower for the purposes set out in [Section 4.01(n).] [In case of a Tranche I NIB Loan Disbursement] [Section 4.03(e)] [In case of a Tranche II NIB Loan Disbursement].

6.	For the purpose of Section 4.03(g) we hereby represent and warrant that, upon giving effect to such Disbursement, and any concurrent disbursements under the EBRD Loan and the EDC Loan, the total Disbursements under the NIB Loan shall remain pro rata as among the NIB Loan, the EBRD Loan, and the EDC Loan.

7.	The representations and warranties made in paragraphs 4 and 5 above on this date will continue to be true on and as of the date of such Disbursement with the same effect as though such representations and warranties had been made on and as of the date of such Disbursement. If any such representation or warranty is no longer true on or prior to or as of the date of such Disbursement, we shall immediately notify NIB and shall, upon demand by NIB, repay any amount which has been or is disbursed by NIB in respect of such Disbursement.

Yours faithfully,

MOBIFON S.A.

By:
Authorised Representative5

[5]	As named in the Certificate of Incumbency and Authority.

Exhibit B — Form of Certificate of Incumbency and Authority

[To Be Typed on Letterhead of the Borrower]

[Date]

Nordic Investment Bank

P.O. Box 249
FIN-00171 Helsinki
Finland

Attention:  Tarja Kylanpaa/ Eva Sandstrom

Fax:              358 9 622 1504

Subject:

                    Certificate of Incumbency and Authority6

Sir/ Madam:

With reference to the loan agreement dated 27 August 2002 (the “Loan Agreement”) between MobiFon S.A. (the “Borrower”) and Nordic Investment Bank (“NIB”), I, the undersigned [President] [Chairman of the Board of Directors] [Chief Executive Officer] of the Borrower, duly authorised by its Board of Directors, hereby certify that the following are the names, offices and true specimen signatures of the persons, any one of whom is and will continue to be (until NIB has received actual written notice from the Borrower that they or any of them no longer continue to be) authorised, on behalf of the Borrower, individually:

1.	to sign the Loan Agreement, any Disbursement applications, certifications, letters or other documents to be provided under the Loan Agreement and any other agreements to which NIB and the Borrower may be party in connection therewith; and

2.	to take any other action required or permitted to be taken by the Borrower under the Loan Agreement or any other agreement to which NIB and the Borrower may be party in connection therewith:

NAME	OFFICE	SPECIMEN SIGNATURE

[6]	Designation may be changed by the Borrower at any time by providing a new Certificate of Incumbency and Authority to NIB.

IN WITNESS WHEREOF, I have signed my name on the date first above written.

Yours faithfully,

MOBIFON S.A.

By:	Name: Title: [President] [Chairman of the Board of Directors] [Chief Executive Officer]

Exhibit C — Form of Letter to Auditors

[To Be Typed on Letterhead of the Borrower]

[Date]

[Name of Auditors] [Address]

Sir/ Madam:

We hereby authorise and request you to give to Nordic Investment Bank (“NIB”) all such information as it may reasonably request with regard to our Financial Statements, both audited and unaudited, which we have agreed to furnish to NIB under the terms of the loan agreement dated 27 August, 2002 (the “Loan Agreement”) between ourselves and NIB. For your information, we enclose a copy of the Loan Agreement.

We authorise you to send our audited accounts to NIB to enable us to satisfy the reporting requirements set forth in Section 5.13 of the Loan Agreement. When submitting the same to NIB, you are also requested to send, at the same time, a copy of your full report on such accounts in a form acceptable to NIB.

For our records, please ensure that you send to us a copy of every letter which you receive from NIB immediately upon receipt and a copy of each reply made by you immediately upon the issue thereof.

Yours faithfully,

MOBIFON S.A.

By:	Authorised Representative

Enclosure: Loan Agreement

cc: Nordic Investment Bank

P.O. Box 249
FIN-00171 Helsinki
Finland

Attention:  Tarja Kylanpaa/ Eva Sandstrom

Fax:           358 9 622 1504

Subject:

SCHEDULE A — LIST OF MATERIAL AGREEMENTS

Agreements

1.	The Financing Agreements.

2.	The Project Agreements.

3.	Any Site Agreements.

4.	Any Handset Agreements.

5.	The SIM Card Agreements.

6.	Any Roaming Agreements.

7.	Lease Agreements with all lessors and in respect of all Major Leases identified in Annex A-1 to this Schedule A.

8.	The following Interconnection Agreements:

          Interconnection Agreements & Amendments

Operator	Dated

Romtelecom	6-Aug-97
Additional Act no.1	12-Mar-98
Additional Act no.2	2-May-99
Additional Act no.3	30-Jul-99
Orange (Mobil Rom)	12-May-99
Additional Act no.1	28-May-99
Additional Act no.2	9-Oct-00
TELEMOBIL SA	31-Mar-01
Additional Act no.1	20-Mar-02
Additional Act no.2	9-Aug-02
Cosmorom SA	20-Mar-00
Additional Act no.1	12-Apr-01

9.	All agreements identified in Annex A-2 to this Schedule A;

10.	Amendments to the License Regarding Installation and Operation of Public GSM Communication Network in Romania dated June 4, 1998 and September 17, 1998 (Romanian original and English translation);

11.	Certificate of investor dated May 19, 1998 issued to MobiFon S.A. by the Ministry of Privatization — Department of Foreign Investment Promotion;

12.	Other agreements identified as Material Agreements by NIB from time to time after the date of this Agreement in consultation with the Borrower.

Corporate Documents

1.	Additional Act to the Contract of Association of MobiFon S.A. — authenticated by public notary on February 20, 1997 — authentication minutes no.106/1997;

2.	Additional Act to the Contract of Association of MobiFon S.A. — authenticated by public notary on August 29, 1997 — authentication minutes no.81/1997;

3.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on September 16, 1997 — authentication minutes no.980/1997;

4.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on October 09, 1997 — authentication minutes no.5089/1997;

5.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on January 22, 1998 — authentication minutes no.359/1998;

6.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on February 26, 1998 — authentication minutes no.1091/1998;

7.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on April 7, 1998 — authentication minutes no.1975/1998;

8.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on May 11, 1998 — authentication minutes no.2619/1998;

9.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on May 11, 1998 — authentication minutes no.2620/1998;

10.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on May 11, 1998 — authentication minutes no.2621/1998;

11.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on September 11, 1998 — authentication minutes no.6110/1998;

12.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on October 15, 1998 — authentication minutes no.6748/1998;

13.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 15, 1998 — authentication minutes no.7779/1998;

14.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on October 16, 1998 — authentication minutes no.6776/1998;

15.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 10, 1998 — authentication minutes no.7703/1998;

16.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 15, 1998 — authentication minutes no.7778/1998;

17.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on March 9, 1999 — authentication minutes no.1180/1999;

18.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on June 11, 1999 — authentication minutes no.2978/1999;

19.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on June 11, 1999 — authentication minutes no.2977/1999;

20.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on August 24, 1999 — authentication minutes no.4393/1999;

21.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on November 19, 1999 — authentication minutes no.5863/1999;

22.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on June 11, 1999 — authentication minutes no.2977/1999;

23.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on August 24, 1999 — authentication minutes no.4393/1999;

24.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 08, 1999 — authentication minutes no.6174/1999;

25.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 08, 1999 — authentication minutes no.6173/1999;

26.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 08, 1999 — authentication minutes no.6172/1999;

27.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on December 08, 1999 — authentication minutes no.6175/1999;

28.	Additional Act to the Contract of Association of MobiFon S.A. — authenticated by public notary on June 8, 2000 — authentication minutes no.2701/2000;

29.	Additional Act to the Contract of Association of MobiFon S.A. — authenticated by public notary on June 8, 2000 — authentication minutes no.2702/2000;

30.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on April 05, 2001 — authentication minutes no.1413/2001;

31.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on April 05, 2001 — authentication minutes no.1414/2001;

32.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on February 12, 2001 — authentication minutes no.488/2001;

33.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on February 12, 2001 — authentication minutes no.489/2001;

34.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on April 05, 2001 — authentication minutes no.1412/2001;

35.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on July 27, 2001 — authentication minutes no.4254/2001

36.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on July 27, 2001 — authentication minutes no.4255/2001;

37.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on November 8, 2001 — authentication minutes no.6248/2001;

38.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on November 8, 2001 — authentication minutes no.6249/2001;

39.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on January 23, 2002 — authentication minutes no.236/2002;

40.	Additional Act to the Contract of Association of MobiFon S.A. — authenticated by public notary on March 5, 2002 — authentication minutes no.875/2002;

41.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on April 24, 2002 — authentication minutes no.1803/2002;

42.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on July 25, 2002 — authentication minutes no.3420/2002;

43.	Additional Act to the Contract of Association and Statutes of MobiFon S.A. — authenticated by public notary on July 25, 2002 — authentication minutes no.3421/2002.

ANNEX A-1 TO SCHEDULE A — MAJOR LEASES

							Rent/month as per
	Loc.			Date of	Termination	Option	Contract	Total
Town	Name	Landlord	Duration (years)	contract	date	(years)	w/o VAT	(entire duration)

Bacau	MSC nou	Delta Intensive Trade	10	1-Jul-02	1-Jul-12	5	$9,600	1,152,000
Cluj	MSC #4	Compania de Informatica Aplicata SA	20	1-Jan-98	31-Dec-18		$7,850	1,554,300
Timisoara	MSC #3	Inst. Chimie	25	8-Sep-97	7-Sep-22		$2,500	607,500
Brasov	RSO	SIF Transilvania Brasov	5	19-Jul-99	18-Jul-04		$6,887	168,732
Brasov	MSC Brasov	Delta Intensive Trade	10 years and 5 months	1-Jul-01	26-Nov-11		$11,820	1,539,844
Brasov	Call Center	Delta Intensive Trade	10 years and 4 months	1-Aug-01	26-Nov-11		$15,000	1,984,500
Constanta	RSO	Com Auto srl	5	1-Jan-99	31-Dec-04		$9,432	282,960
Craiova	RSO	Marex srl	5	1-May-99	30-Apr-04		$4,950	108,900
Bucharest	Connex Center	Avrig 35 SA	7	5-Dec-01	1-Dec-10	2	$173,200	14,029,000
Bucharest	MSC	DBC - Delta Trade Intensive			30-Oct-07		$80,912	5,865,152
Bucharest	Wareh	DBC 2			30-Oct-07		$82,400	5,928,172
Bucharest	CS	Paneuro International	2	15-Mar-00	15-Mar-04	1	$14,000	287,000
Bucharest	MSC	Avrig 35 SA	10	5-Oct-99	4-Oct-09		$342,052	32,634,945
Bucharest	Wareh	Comautosport SA	3	16-Apr-01	15-Apr-04		$16,952	364,468
Bucharest	CS	Piaston Romania	3 years 6 months	25-Apr-01	25-Oct-04		$9,000	252,000
Bucharest	AO	CBC - NOVA TRADE		1-Jun-02	31-Dec-03		$181,208	3,261,744

ANNEX A-2 TO SCHEDULE A — MATERIAL AGREEMENTS

							Value
No.	Contract No.	Supplier		Contract Date	Contract Description	Period	(USD)	Comments

1	Contract — signed only in Romanian	ADVANTAGE SOFTWARE FACTORY		21-Dec-02	Implementation contract for Collection System	02.09.2003	550,000	Fixed value in contract
2	Supply contract FN00-207 & Amendament	Breezecom / ALVARION		8-Apr-00	Frame contract	5/8/2003	4,100,000	Payments value -ytd
		Contract Implementare
3		AMDOCS		9-Jul-02	Billing System+Licente	4,600,000	Fixed value in contract
4	Telecommunication Service Provider Agreement	CISCO SYSTEMS		5-Jun-01	Frame contract	12-Oct-06	4,079,360	Payments value -ytd
	Supply and Installation Contract of CMG
5	Products	CMG		25-Jul-97	Frame contract	2,981,298	Payments value -ytd
	Voice Messaging System Purchase Order &
6	License Agreement	COMVERSE (ex EFRAT	)	16-Apr-97	Frame contract	8,402,014	Payments value -ytd
7	GSM System Service Contract	ERICSSON Radio System AB		1-Feb-97	Frame contract	Dec-06	266,018,723	Payments value -ytd
	Amendament nr.3/06.08.2001 to the GSM
8	System Service Contract	ERICSSON Radio System AB		2-Mar-97	Support contract	2,070,268
9	Implementation Contract	ERICSSON ROMANIA SRL		12-Oct-01	One time order	20-Jul-02	1,787,392	Payments value ytd
10	Act Adit No 5 to the Agreement no.0906/2000	GTS ROMANIA SRL		9-Apr-02	Frame contract	9-Nov-02	2,496,000	Payments value ytd
	Supply contract (Hard & soft) - signed only
11	in Romanian	HEWLETT PACKARD ROMANIA SRL		9-Jul-01	Frame contract	2,278,702	Payments value ytd
12	Country Transaction Document for Romania	IBM ROMANIA		29-Mar-01	Frame contract	1,265,151	Payments value ytd
	Framework contractor agreement no.CS99005 -
13	signed only in Romanian	IMSAT Bucuresti		8-Feb-99	Frame Contract	1,277,707	Payments value ytd
14	Supply contract E-0 5/98 & Amendament 1,2	BOSCH TELECOM GmbH		26-May-98	Frame contract	31-Dec-02	1,300,000	Payments value -ytd
15	Supply contract no. M42417	MITSUI & CO ltd		9-Nov-01	Frame contract	31-Dec-02	2,264,360	Payments value -ytd
16	Supply contract FN00-205	NERA NETWORKS		4-Aug-00	Frame contract	11-Jun-02	2,157,114	Payments value -ytd
17	Supply contract FN01-238	NETRO CORPORATION		11-Jun-01	Frame contract	31-Dec-02	2,197,285	Payments value -ytd
	MULTISERVICE Network Equipment
	Purchase Agreement and thereof the
18	amendments from no. 1-7	NORTEL NETWORKS IRELAND		28-Nov-00	Frame contract	31-Dec-02	25,935,272	Payments value ytd
19	Agreement	SAS INSTITUTE GMBH		12-Jul-01	DW Contract		787,850	Fixed value in contract
20	Supply Agreement	SEMA UK LTD		18-Jul-01	CRM Contract		2,124,987	Fixed value in contract
21	Agreement for the Supply of Systems	SCHLUMBERGER SEMA		11-Jun-02	One Order Contract		941,440	Fixed value in contract
	Agreement for the supply of CABS 2000
22	1802/CG/RC/CW	SEMA GROUP UK LTD		4-Apr-97	CABS 2000 Billing System		15,713,551	Payments value ytd
	CABS 2000 Support Agreement & Business
23	Support Services Agreement	SEMA GROUP UK LTD		4-Apr-97	Support Contract		903,768	Payments value ytd
24	IN System Equipment and Services Contract	SIEMENS		25-Oct-00	Frame contract		13,915,662	Payments value ytd
	Ammendment 1 of IN System Equipment and
	Services Contract	SIEMENS		25-Oct-01	GPRS Frame Contract		2,208,054	Payments value ytd
	Amend. no 2	SIEMENS		23-Oct-01	Frame contract		834,855	Payments value ytd
	Addendum, Continuation to Maintenance and
25	Support Contract from 07.12.2000	SICAP LTD		27-Jun-02	Contract suport tehnic	01.01.2004	380,600	Payments value ytd
26	SICAP Addendum	SICAP LTD		11-Jan-02	One Order Contract		638,000	Fixed value in contract
27	Contract (International signalling)	SWISSCOM		21-May-99	Frame contract	not specified	1,408,691
	Maintenance & Support Contract for SICAP
28	Modules	SICAP LTD		26-Apr-01	Frame contract		4,912,214	Payments value ytd
	VODAFONNE GLOBAL PLATFORM and
29	Internet Portal Services Agreement	INTERNET SERVICES		26-Jul-01	Frame contract		1,152,848	Payments value ytd
30	Amendment to Supply Agreement of 06.05.1999	Nokia Corporation		19-Jun-02	Frame contract	1 year	10,424,973
31	Distributorship Agreement	Ericsson Mobile Communications		16-Dec-97	Frame contract	no	5,637,435
32	GSM Mobile Telephone Supply Agreement	Siemens AE		7-Aug-01	Frame contract	1 year	8,190,222
	Amendment to Purchase Agreement of
33	01.01.2000	Schlumberger Systems		19-Feb-02	Frame contract	1 year	6,941,450
	contract for media services - Agency of
34	Record - signed only in Romanian	BV McCANN Advertising		25-Feb-02	Frame contract	1 year	3,411,471
1,11, 13,35	Contracts that must be translated in English

SCHEDULE B

FORM OF COMPLIANCE CERTIFICATE

To:  Nordic Investment Bank

Date:

Dear Sirs,

We refer to the loan agreement dated, 27 August 2002 (the “Loan Agreement”) between Mobifon S.A. (the “Borrower”) and Nordic Investment Bank (“NIB”) as lender.

Terms defined in the Loan Agreement shall bear the same meaning herein.

We confirm that:

[Insert details of financial conditions to be certified.]

[Signed:	Director	Director

or

for and on behalf of

[name of Auditors of the Borrower]